AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                         BANKBOSTON RETAIL FINANCE INC.

                                    AGENT FOR

                          THE LENDERS REFERENCED HEREIN




                                  DESIGNS, INC.

                                  THE BORROWER




                                  June 4, 1998

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS                                                     1

ARTICLE 2 - THE REVOLVING CREDIT                                           21

         2-1.     Establishment of Revolving Credit                        21
         2-2.     Advances in Excess of Borrowing Base                     23
         2-3.     Risks of Value of Collateral                             23
         2-4.     Loan Requests                                            23
         2-5.     Making of Loans Under Revolving Credit                   25
         2-6.     The Loan Account                                         25
         2-7.     The Revolving Credit Notes                               26
         2-8.     Payment of The Loan Account                              27
         2-9.     Interest                                                 27
         2-10.    Commitment Fee; Agent's Fee                              28
         2-11.    Line Fee                                                 28
         2-12.    Early Termination Fee                                    28
         2-13.    Regarding Fees                                           29
         2-14.    Agent's and Lenders' Discretion                          29
         2-15.    Procedures For Issuance of L/C's                         30
         2-16.    Fees For L/C's                                           30
         2-17.    Concerning L/C's                                         31
         2-18.    Changed Circumstances                                    33
         2-19.    Increased Costs                                          34
         2-20     Lenders' Commitments                                     34

ARTICLE 3 - CONDITIONS PRECEDENT                                           36

         3-1.     Corporate Due Diligence                                  36
         3-2.     Opinion                                                  36
         3-3.     [Intentionally Omitted]                                  36
         3-4      Guarantors                                               37
         3-5.     Additional Documents                                     37
         3-6.     Officers' Certificates                                   37
         3-7.     Representations and Warranties                           37
         3-8.     Minimum Excess Availability                              37
         3-9.     All Fees and Expenses Paid                               37
         3-10.    No Suspension Event                                      38
         3-11.    No Adverse Change                                        38

ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS              38

         4-1.     Payment and Performance of Liabilities.                  38
         4-2.     Due Organization - Corporate Authorization
                                   - No Conflicts                          38
         4-3.     Trade Names                                              39
         4-4.     Infrastructure                                           40
         4-5.     Locations                                                40
         4-6.     Title to Assets                                          41
         4-7.     Indebtedness                                             43
         4-8.     Insurance Policies                                       43
         4-9.     Licenses                                                 44
         4-10.    Leases                                                   44
         4-11.    Requirements of Law                                      44
         4-12.    Maintain Properties                                      44
         4-13.    Pay Taxes                                                45
         4-14.    No Margin Stock                                          46
         4-15.    ERISA                                                    46
         4-16.    Hazardous Materials                                      47
         4-17.    Litigation                                               48
         4-18.    Dividends or Investments                                 48
         4-19.    Permitted Acquisitions                                   49
         4-20.    Loans                                                    50
         4-21.    Joint Venture                                            50
         4-22.    Restrictions on Sale of Collateral; License Agreements   51
         4-23.    Protection of Assets                                     51
         4-24.    Line of Business                                         51
         4-25.    Affiliate Transactions                                   51
         4-26.    Additional Assurances                                    52
         4-27.    Adequacy of Disclosure                                   52
         4-28.    Other Covenants                                          53

ARTICLE 5 - REPORTING REQUIREMENTS/FINANCIAL COVENANTS                     53

         5-1.     Maintain Records                                         53
         5-2.     Access to Records                                        53
         5-3.     Notice to Agent                                          54
         5-4.     Borrowing Base Certificate                               55
         5-5.     Weekly Reports                                           56
         5-6.     Monthly Reports                                          56
         5-7.     Quarterly Reports                                        57
         5-8.     Annual Reports                                           57
         5-9.     Applicable to Monthly, Quarterly and Annual Reports      58
         5-10.    Officers' Certificates                                   58
         5-11.    Inventories, Appraisals, and Audits                      59
         5-12.    Additional Financial Information                         60
         5-13.    Financial Performance Covenants                          61

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL                               61

         6-1.     Use of Inventory Collateral                              61
         6-2.     Inventory Quality                                        61
         6-3.     Adjustments and Allowances                               61
         6-4.     Validity of Accounts                                     62
         6-5.     Notification to Account Debtors                          62

ARTICLE 7 - CASH MANAGEMENT. PAYMENT OF LIABILITIES                        62

         7-1      Depository Accounts                                      62
         7-2.     Credit Card Receipts                                     63
         7-3.     The Concentration and the Funding Accounts               63
         7-4.     Proceeds and Collection of Accounts                      63
         7-5.     Payment of Liabilities                                   64
         7-6.     The Funding Account                                      65

ARTICLE 8 - GRANT OF SECURITY INTEREST                                     65

         8-1.     Grant of Security Interest                               65
         8-2.     Extent and Duration of Security Interest                 66

ARTICLE 9 - AGENT AS BORROWER'S ATTORNEY-IN-FACT                           66

         9-1.     Appointment as Attorney-In-Fact                          66
         9-2.     No Obligation to Act                                     67

ARTICLE 10 - EVENTS OF DEFAULT                                             68

         10-1.    Failure to Pay Revolving Credit                          68
         10-2.    Failure To Make Other Payments                           68
         10-3.    Failure to Perform Covenant or Liability
                    (No Grace Period)                                      68
         10-4.    Financial Reporting Requirements                         68
         10-5.    Failure to Perform Covenant or Liability (Grace Period)  69
         10-6.    Misrepresentation                                        69
         10-7.    Acceleration of Other Debt. Breach of Lease              69
         10-8.    Default Under Other Agreements                           69
         10-9.    Uninsured Casualty Loss.                                 69
         10-10.   Judgment.  Restraint of Business                         70
         10-11.   Business Failure                                         70
         10-12.   Bankruptcy                                               70
         10-13.   Indictment - Forfeiture                                  71
         10-14.   Default by Guarantor or Related Entity                   71
         10-15.   Termination of Guaranty                                  71
         10-16.   Challenge to Loan Documents                              71
         10-17.   Lease Default                                            71
         10-18.   Change in Control                                        71
         10-19.   Termination or Non-renewal of Joint Venture
                    or License Agreement                                   72

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT                              72

         11-1.    Rights of Enforcement                                    72
         11-2.    Sale of Collateral                                       72
         11-3.    Occupation of Business Location                          73
         11-4.    Grant of Nonexclusive License                            74
         11-5.    Assembly of Collateral                                   74
         11-6.    Rights and Remedies                                      74

ARTICLE 12 - NOTICES                                                       74

         12-1.    Notice Addresses                                         74
         12-2.    Notice Given                                             75

ARTICLE 13 - TERM                                                          76

         13-1.    Termination of Revolving Credit                          76
         13-2.    Effect of Termination                                    76

ARTICLE 14  -  GENERAL                                                     76

         14-1.    Protection of Collateral                                 76
         14-2.    Successors and Assigns                                   77
         14-3.    Severability                                             77
         14-4.    Amendments.  Course of Dealing                           77
         14-5.    Power of Attorney                                        78
         14-6.    Application of Proceeds                                  78
         14-7.    Costs and Expenses of Agent and Of Lenders               78
         14-8.    Copies and Facsimiles                                    79
         14-9.    Massachusetts Law                                        79
         14-10.   Consent to Jurisdiction                                  79
         14-11.   Indemnification                                          80
         14-12.   Rules of Construction                                    80
         14-13.   Intent                                                   81
         14-14.   Right of Set-Off                                         82
         14-15.   Maximum Interest Rate                                    82
         14-16.   Waivers                                                  82
         14-17.   Confidentiality                                          83
         14-18.   Amendment and Restatement                                83

                                    EXHIBITS


         2-4               :        Loan Request
         2-7               :        Revolving Credit Note
         2-20              :        Voting Rights
         4-2               :        Related Entities
         4-3               :        Trade Names
         4-4(b)            :        Exceptions to Property Rights
         4-5               :        Locations, Leases, and Landlords
         4-5(c)            :        Form of Landlord's Waiver
         4-6               :        Encumbrances
         4-7               :        Indebtedness
         4-8               :        Insurance Policies
         4-10              :        Capital Leases
         4-13              :        Taxes
         4-17              :        Litigation
         5-4               :        Borrowing Base Certificate
         5-13(a)           :        Financial Performance Covenants
         7-1               :        DDA's.
         7-2               :        Credit Card Arrangements

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT                      BankBoston Retail Finance Inc.
                                                                      Agent

                                                              June 4, 1998






         THIS AGREEMENT is made between

                  BankBoston Retail Finance Inc. (in such capacity, herein the "Agent"), a Delaware corporation with offices at 40 Broad Street, Boston, Massachusetts 02109, as agent for the ratable benefit of the "Lenders", who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become "Lenders" in accordance with the provisions of Section 2-20, below,
                  and

                  Designs, Inc. (hereinafter, the "Borrower"), a Delaware corporation with its principal executive offices at 66 B
         Street,  Needham, Massachusetts  02194

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,


                                   WITNESSETH:

   ARTICLE 1 - DEFINITIONS.

         As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

         "Acceptable Inventory": All Inventory of the Borrower (excluding any supplies, goods returned or rejected by customers, goods to be returned to suppliers, and goods in transit to third persons (other than the Borrower's agents or warehouses)), consisting of casual apparel, footwear, and related accessories, less any Reserves, as to which inventory the Lender has a perfected security interest which is prior and superior to all security interests, claims, and encumbrances other than Permitted Encumbrances.

         "Accounts" and "Accounts Receivable" "Accounts" as defined in the UCC, and also all: accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all "contract rights" as formerly defined in the UCC; all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

         "Account Debtor": Has the meaning given that term in the UCC.

         "ACH":   Automated clearing house.

         "Acquisition": The purchase or other acquisition, by the Borrower or by any Subsidiary (no matter how structured in one transaction or in a series of transactions) , of: (a) equity interests in any other Person which would constitute or which results in a Change in Control of such other Person, or (b) such of the assets of any Person as would permit the Borrower or such Subsidiary to operate one or more retail locations of such Person or to conduct other business operations with such assets (provided, however, none of the following shall constitute an "Acquisition": purchases of inventory in the ordinary course of the Borrower's business; purchases, leases or other acquisitions of Equipment in the ordinary course of the Borrower's business; and capital expenditures permitted hereunder).

         "Administrative Costs": All attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Agent's and any Lender's attorneys, and all reasonable costs incurred by the Agent or any Lender (but excluding the Agent's or any Lender's overhead expense), in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agent or any Lender, which costs and expenses are directly or indirectly related to or in respect of the Agent's and any Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent's Rights and Remedies and/or any of the Agent's rights and remedies against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Administrative Costs are Liabilities, and at the Agent's option may bear interest at the rate which the Agent may then charge the Borrower hereunder as if such had been lent, advanced, and credited by the Agent to, or for the benefit of, the Borrower.

         "Affiliate": With respect to any two Persons, a relationship in which
                  (a) one holds, directly or indirectly, not less than Fifty-One Percent (51%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (c) not less than Fifty-One Percent (51%) of their respective ownership is directly or indirectly held by the same third Person; provided that, for purposes of this Agreement, the Joint Venture shall not be deemed an Affiliate of the Borrower.

         "Agent": Is defined in the Preamble.

         "Agent's Fee":    Is defined in Section 2-10.

         "Agent's Rights and Remedies":     Is defined in Section 11-6.

         "Availability":   Is defined in Section 2-1(b).

         "Availability Reserves": Such reserves as the Agent from time to time reasonably determines in the Agent's discretion as being appropriate to reflect the impediments to the Agent's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following (notwithstanding that certain of the following may constitute Permitted Encumbrances):

                                    (i)     Rent (based upon past due rent
                                            and/or whether or not Landlord's
                                            Waiver, acceptable to the Agent ,
                                            has been received by the Agent for
                                            those states in which the Agent
                                            reasonably believes the landlord(s)
                                            may have a statutory lien). Without
                                            limiting the Agent's rights, at the
                                            execution of this Agreement, the
                                            Availability Reserve for rent shall
                                            be in the sum of $300,000.00.

                                    (ii)    In store customer credits and Gift
                                            Certificates: Without limiting the
                                            Agent's rights, at the execution of
                                            this Agreement, the Availability
                                            Reserve for such items shall be in
                                            the sum of $250,000.00.

                                    (iii)   Frequent Shopper Programs.

                                    (iv)    Layaways and Customer Deposits

                                    (v)     Taxes and other governmental
                                            charges, including, ad valorem,
                                            personal property, and other taxes
                                            which might have priority over the
                                            security interests of the Agent in
                                            the Collateral.

         "Bankruptcy Code":   Title 11, U.S.C., as amended from time to time.

         "Base": The Base Rate announced from time to time by BankBoston, N.A. (or any successor in interest to BankBoston, N.A.). In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or index announced or published from time to time as the Agent, in good faith, designates as the functional equivalent to said Base Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set. In all events, interest which is determined by reference to Base (or any successor to Base) shall be calculated on a 360 day year and actual days elapsed.

         "Base Margin Loan": Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

         "Base Margin Rate":        Base.

         "Borrower":       Is defined in the Preamble.

         "Borrowing Base": The lesser, on any day, of

                      (a) the amount determined in accordance with Section 2-1(b)(1); or

                      (b) the amount determined in accordance with Section 2-1(b)(ii) hereof, in each instance ((a) or (b)) determined without deduction from said amount of the unpaid principal balance of the Loan Account on that day.

         "Business Day": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or Needham, Massachusetts, generally are not open to the general public for the purpose of conducting commercial banking business; or
                  (c) a day on which the Agent is not open to the general public to conduct business.

         "Business Plan": The Borrower's annual business plan dated March 28,
                  1998, which has been furnished to the Agent, and any annual business plan hereafter furnished the Agent in accordance with the provisions of Section 5-12(c) hereof.

         "Capital Expenditures":    The expenditure of funds or the incurrence
                  of liabilities which are capitalized in accordance with GAAP, consistent with the Borrower's prior practices.

         "Capital Lease": Any lease which is capitalized in accordance with GAAP, consistent with the Borrower's prior practices.

         "Change in Control":  The occurrence of any of the following:

                           (a) The acquisition, by any group of persons (within
                  the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 50% or more of the issued and outstanding capital stock of the Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Borrower.

                           (b) More than half of the persons who were directors
                  of the Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of the Borrower.

         "Chattel Paper":  Has the meaning given that term in the UCC.

         "Collateral":     Is defined in Section 8-1.

         "Commitment Fee": Is defined in Section 2-10.

         "Commitment":     Subject to Section 2-20, as follows:


                 ------------------ -------------------------- ----------------
                 Lender             Dollar Commitment          Commitment
                                                               Percentage
                 ------------------ -------------------------- ----------------
                 BankBoston         $50,000,000.00              100%
                 Retail Finance
                 Inc.
                 ------------------ -------------------------  ----------------


         "Commitment Percentage":  Subject to Section 2-20, as set forth in the definition of "Commitment".

         "Concentration Account":   Is defined in Section 7-3.

         "Cost":  The lower of

                                    (a) the calculated cost of purchases, as
                           determined from invoices received by the Borrower, the Borrower's purchase journal or stock ledger, based upon the Borrower's accounting practices, known to the Lender, which practices are in effect on the date on which this Agreement was executed; or

                                    (b) the lowest ticketed or promoted price at
                           which the subject inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower's accounting system). "Cost" does not include inventory capitalization costs or other non-purchase price charges used in the Borrower's calculation of cost of goods sold (other than freight, which may be capitalized consistent with GAAP and the Borrower's prior practices).

         "DDA": Any checking or other demand daily depository account maintained by any Obligor.

         "Deposit Account": Has the meaning given that term in the UCC.

         "Documents":      Has the meaning given that term in the UCC.

         "Documents of Title":  Has the meaning given that term in the UCC.

         "Dollar Commitment": As provided in the Definition of "Commitment", above.

         "Early Termination Fee":   Is defined in Section 2-12.

         "Eligible Investments": Any or all of the following:

                  (a) marketable direct full faith and credit obligations of, or marketable obligations guaranteed by, the United States of America; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years;

                  (b) marketable direct full faith and credit obligations of States of the United States or of political subdivisions or agencies; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years; and provided, further, that such obligations carry a rating of "A" or better by a Rating Service;

                  (c) publicly issued bonds or debentures which have a remaining maturity at the time of purchase of no more than five years issued by a corporation (other than the Company or an Affiliate thereof), organized under the laws of a State of the United States or the District of Columbia; provided, that such obligations carry a rating of "A" or better by a Rating Service;

                  (d) open market commercial paper of any corporation (other than the Company or an Affiliate thereof) incorporated under the laws of the United States of America or any State thereof or the District of Columbia rated not less than "P-2" or "A-2" or its equivalent by a Rating Service and maturing within 270 days after the date on which such commercial paper is purchased;

                  (e) certificates of deposit and bankers acceptances maturing within one year after the acquisition thereof issued by (i) BankBoston, N.A. or (ii) any commercial bank organized under the laws of the United States of America or of any political subdivision thereof the long term obligations of which are rated "A" or better by a Rating Service;

                  (f) Eurodollar certificates of deposit maturing within one year after the acquisition thereof issued by any commercial bank having combined capital, surplus and undivided profits of at least $1 billion;

                  (g) repurchase agreements, having terms of less than one year, for government obligations of the type described in (a) or (b) above, with a commercial bank or trust company meeting the requirements of clause (e) above;

                  (h) publicly issued collateralized mortgage obligations which have a remaining maturity at the time of purchase of no more than five years; provided, that such obligations carry a rating of "A" or better by a Rating Service;

                  (i) tax-exempt bonds or notes which have a remaining maturity at the time of purchase of no more than five years issued by any State of the United States or the District of Columbia, or any political subdivision thereof; provided, that such obligations carry a rating of "A" or better by a Rating Service;

                  (j) publicly issued shares of common or preferred stock issued by a corporation (other than the Borrower or an Affiliate thereof, unless otherwise permitted pursuant to Section 4-18 hereof), organized under the laws of any State of the United States or the District of Columbia, and bonds or debentures convertible into shares of such common or preferred stock, so long as (A) such securities have been registered under the Securities Exchange Act of 1934, as amended, and are traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ, and (B) the senior debt securities of the issuer thereof (if any) are rated "A" or better by a Rating Service; provided, however, that the securities under this clause (j) may not at any time comprise more than 10% of the total assets of the Borrower; and

                  (k) interests in any fund or other pooled "open-end" investment vehicle which (i) is a registered investment company under the Investment Company Act of 1940, as amended and (ii) invests principally in obligations of any of the types described in clauses (a) through (j) above.

         "Employee Benefit Plan":   As defined in ERISA.

         "Encumbrance":  Each of the following:

                         (a) Any security interest, mortgage, pledge,
                  hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

                           (b) The filing of any financing statement under the
                  UCC or comparable law of any jurisdiction.

         "End Date": The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of any Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

         "Environmental Laws":  All of the following:

                                (a) Any and all federal, state, local or
                  municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

                                (b) The common law relating to damage to Persons
                  or property from Hazardous Materials.

         "Equipment": Means "equipment" as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate": Any Person (other than the Joint Venture) which is under common control with the Borrower within the meaning of
                  Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under
                  Section 414 of the Internal Revenue Code of 1986, as amended.

         "Events of Default":  Is defined in Article 10.

         "Fee Letter": That letter, styled the "Fee Letter" between the Borrower and the Agent, as such letter may from time to time be amended.

         "Fixed Charge Coverage Ratio": The ratio of the following, determined monthly on a trailing twelve (12) month basis with respect to the Obligors only (excluding from the following calculation all results from the operation of the Joint Venture):

                           (a) net income after taxes plus income taxes plus interest plus depreciation plus amortization minus capital expenditures paid in cash to

                           (b) cash payments of principal of all Indebtedness (other than payments of principal of the Revolving Credit), plus without duplication of the foregoing, cash payments on account of: Capital Leases plus interest plus income taxes, plus cash payments made in connection with Permitted Acquisitions, plus cash payments made in connection with the redemption, retirement, purchase or acquisition of any of the Borrower's capital stock, plus cash payments made in connection with any permitted investments in the Joint Venture.

         "Fixtures":       Has the meaning given that term in the UCC.

         "Funding Account":  Is defined in Section 7-3.

         "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Agent, (a) the Borrower's compliance with the financial performance covenants imposed pursuant to Section shall be determined as if such Material Accounting Change had not taken place (except for changes resulting from the conversion from the LIFO method of accounting to a method in which assets are reported at the lower of cost or market value), and (b) the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Borrower's chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

         "General Intangibles": Means "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

         "Goods": Has the meaning given that term in the UCC.

         "Guarantors":  All Subsidiaries of the Borrower (other than the Joint
                  Venture and Designs Securities Corporation), which now or hereafter own any assets, rights and interests in property, whether tangible or intangible.

         "Hazardous Materials": Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

         "Indebtedness": All indebtedness and obligations of or assumed by any Person (other than the Joint Venture) on account of or in respect to any of the following:

                           (a) In respect of money borrowed (including any
                  indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

                           (b) In connection with any letter of credit or
                  acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

                           (c) In connection with the sale or discount of
                  accounts receivable or chattel paper of such Person.

                           (d) On account of deposits or advances.

                           (e) As lessee under Capital Leases.

                           (f) Indebtedness of others secured by an Encumbrance
                  on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                           (g) Any guaranty, endorsement, suretyship or other
                  undertaking pursuant to which that Person may be liable on account of any obligation of any third party (other than (i) contingent and unliquidated indemnities delivered in the ordinary course of business and (ii) guarantees and endorsements resulting from the endorsement of negotiable instruments for collection in the ordinary course of business).

                           (h) The Indebtedness of a partnership or joint
                  venture in which such Person is a general partner or joint venturer.

         "Indemnified Person": Is defined in Section 14-11.

         "Instruments": Has the meaning given that term in the UCC.

         "Interest Payment Date":  With reference to:

                           (a) Each LIBOR Loan: (i) Having an Interest Period of
                  one, two or three months, the last day of the Interest Period relating thereto; the Termination Date, and the End Date; (ii) Having an Interest Period of six months, the last day of the third month of such Interest Period, the last day of the Interest Period, the Termination Date and the End Date.

                           (b) Each Base Margin Loan: the first day of each
                  month; the Termination Date; and the End Date.

         "Interest Period": (a) With respect to each LIBOR Loan: Subject to
                  Subsection (c), below, the period commencing on the date of making or continuation of, or conversion to, such LIBOR Loan and ending on (but excluding) the day which corresponds numerically to such date, one, two, three or six months thereafter, as the Borrower may elect by notice to the Agent.

                            (b) With respect to each Base Margin Loan:
                  Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Base Margin Loan and ending on that date (i) as of which the subject Base Margin Loan is converted to a LIBOR Loan, as the Borrower may elect by notice to the Agent, or (ii) on which the subject Base Margin Loan is paid by the Borrower.

                            (c) The setting of Interest Periods is in all instances subject to the following:

                                 (i) Any Interest Period for a Base Margin Loan
                           which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

                                 (ii) Any Interest Period for a LIBOR Loan
                           which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

                                 (iii) Any Interest Period applicable to a
                           LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

                                 (iv) Any Interest Period which would
                           otherwise end after the Termination Date shall end on the Termination Date.

                                 (v) Subject to Section (iii), above, no
                           Interest Period applicable to a LIBOR Loan may be less than one (1) month.

                                 (vi) The number of Interest Periods
                           applicable to LIBOR Loans in effect at any one time is subject to Section 2-9 hereof.

         "Investment Property":  Has the meaning given that term in the UCC.

         "Inventory":   Means "inventory" as defined in the UCC and also all:
                  packaging and shipping materials related to any of the foregoing; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower's business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.

         "Inventory Advance Rate": The following percentage during the period indicated:

         --------------------------------------------- ------------------------
         Period                                        Inventory Advance Rate
         --------------------------------------------- ------------------------
         December 1 through July 14 of each year        60%
         --------------------------------------------- ------------------------
         July 15 through November 30 of each year       65%
         --------------------------------------------- ------------------------


         "Inventory Reserves": Such Reserves as may be reasonably established from time to time by the Agent in the Agent's discretion with respect to the determination of the saleability, at retail, of the Acceptable Inventory or which reflect such other factors as affect the market value of the Acceptable Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

                                    (i)     Seasonality.

                                    (ii)    Shrinkage.

                                    (iii)   Imbalance.

                                    (iv)    Change in Inventory character that
                                            could have an adverse impact on the
                                            appraised value of the Inventory as
                                            determined by the Agent in its
                                            reasonable discretion.

                                    (v)     Change in Inventory composition that
                                            could have an adverse impact on the
                                            appraised value of the Inventory as
                                            determined by the Agent in its
                                            reasonable discretion.

                                    (vi)    Change in Inventory mix that could
                                            have an adverse impact on the
                                            appraised value of the Inventory as
                                            determined by the Agent in its
                                            reasonable discretion.

                                    (vii)   Markdowns (both permanent and point
                                            of sale) not in the ordinary course
                                            of business and inconsistent with
                                            the Borrower's prior practices.

                                    (viii)  Retail markons and markups
                                            inconsistent with the Borrower's
                                            prior practices.

         "Issuer":        The issuer of any L/C.

         "Joint Venture": Collectively, (a) the joint venture among Affiliates of the Borrower and Levi Strauss & Co., and (b) Designs JV Corp., being the wholly-owned Subsidiary of the Borrower formed to hold the partnership interest in such joint venture.

         "L/C": Any letter of credit, the issuance of which is procured by the Agent for the account of the Borrower and any acceptance made on account of such letter of credit.

         "Lease": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

         "Leasehold Interest": Any interest of the Borrower as lessee under any Lease.

         "Lenders":        Defined in the Preamble to this Agreement

         "Liabilities" (in the singular, "Liability"): Means all and each of the following, whether now existing or hereafter arising under this Agreement or any other Loan Document:

                           (a) Any and all direct and indirect liabilities,
                  debts, and obligations of the Borrower to the Agent or any Lender, each of every kind, nature, and description.

                           (b) Each obligation to repay any loan, advance,
                  indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or any Lender (including all future advances whether or not made pursuant to a commitment by the Agent or any Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Lender may hold against the Borrower.

                           (c) All notes and other obligations of the Borrower
                  now or hereafter assigned to or held by the Agent or any Lender, each of every kind, nature, and description.

                           (d) All interest, reasonable fees, and charges and
                  other amounts which may be charged by the Agent or any Lender to the Borrower and/or which may be due from the Borrower to the Agent or any Lender from time to time.

                           (e) All reasonable costs and expenses incurred or
                  paid by the Agent or any Lender in respect of any agreement between the Borrower and Agent or any Lender or instrument furnished by the Borrower to the Agent or any Lender (including, without limitation, Administrative Costs, attorneys' reasonable fees, and all court and litigation costs and expenses).

                           (f) Each of the foregoing as if each reference to the
                  "Agent and each Lender" therein were to each Affiliate of the Agent or any Lender.

         "LIBOR Business Day": Any day which is both a Business Day and a day on which the principal interbank market for LIBOR deposits in London in which BankBoston, N.A. participates is open for dealings in United States Dollar deposits.

         "LIBOR Loan": Any Revolving Credit Loan which bears interest at a
                  Eurodollar Rate.

         "LIBOR Offer Rate": That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be the prevailing rate per annum at which deposits on U.S. Dollars are offered to BankBoston, N.A., by first-class banks in the London interbank market in which BankBoston, N.A. participates at or about 10:00 AM (Boston Time) Two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

         "LIBOR Margin": 225 basis points.

         "LIBOR Rate": That per annum rate determined as the aggregate of the LIBOR Offer Rate plus the LIBOR Margin except that, in the event that it is determined by the Agent that any Lender may be subject to the Reserve Percentage, the "LIBOR Rate" shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made, an interest rate per annum equal to the sum of (a) plus (b), where:

                      (a) is the decimal equivalent of the following fraction:

                                LIBOR Offer Rate
                           __________________________
                           1 minus Reserve Percentage

                      (b) the applicable LIBOR Margin.

         "Line (Unused) Fee":  Is defined in Section 2-11.

         "Loan Account":   Is defined in Section 2-6.

         "Loan Ceiling":    $50,000,000.00.

         "Loan Documents": This Agreement, each instrument and document executed and/or delivered as contemplated by Article 3, below, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, the Master Lease Agreement between the Borrower and Winthrop Resources Corporation (which has been assigned to an Affiliate of the Agent), and any other instruments, documents, agreements and facilities heretofore or hereafter entered into in connection with or relating to any transaction which arises out of any cash management, depository, investment, letter of credit, or interest rate protection services provided by the Agent or any Lender or any Affiliate of the Agent or any Lender, as each may be amended from time to time.

         "Material Accounting Change": Any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section where such a breach would not have occurred if such change had not taken place or vice versa.

         "Maturity Date":   June 4, 2001.

         "Obligors":       Collectively, the Borrower and the Guarantors.

         "Participant":    Is defined in Section , hereof.

         "Permitted Acquisition":  An Acquisition complying with the following:

                                   (A) Such acquisition shall be of assets
                           ancillary, incidental or necessary to the retail sale of apparel and related activities, or of 100% of the stock of a corporation whose assets consist substantially of such assets, or through the merger of such a corporation with the Borrower (with the Borrower as the surviving corporation), or with a Subsidiary of the Borrower (other than the Joint Venture), where, giving effect to such merger, such corporation becomes a wholly-owned Subsidiary of the Borrower; and

                                   (B) If such acquisition includes the
                           acquisition of assets by, or the merger of, the Borrower, there shall have been no change in the identity of the president, chief financial officer or any executive vice president of the Borrower as a consequence of such acquisition, or if there has been such a change, the Lender shall have consented in writing to such change in identity within thirty (30) days thereafter (which consent shall not be unreasonably withheld or delayed); and

                                   (C) If a new Subsidiary is formed or
                           acquired as a result of such Acquisition, such Subsidiary shall execute documentation, reasonably satisfactory in form and substance to the Agent, guarantying payment and performance of the Liabilities and granting a first lien, subject only to Permitted Encumbrances, in its assets in favor of the Agent, for the ratable benefit of the Lenders,

         "Permitted Encumbrances":  Those Encumbrances permitted as provided in
                  Section 4-6(a) hereof.

         "Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

         "Proceeds": Means "Proceeds" as defined in the UCC (defined below), and each type of property described in Section 8-1 hereof.

         "Rating Service":  Either or both of Moody's Investors Services, Inc.
                   or Standard & Poor's Corporation.

         "Receipts": All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral or any collateral granted by the Guarantors to the Agent.

         "Receivables Collateral": That portion of the Collateral which consists of the Borrower's Accounts, Accounts Receivable, contract rights, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, letters of credit for the benefit of the Borrower, and bankers' acceptances held by the Borrower, and any rights to payment.

         "Related Entity": (a) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, or Subsidiary, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; controls or is controlled by the Borrower or by any Affiliate of the Borrower, but excluding, in any event, the Joint Venture.

                           (b)      Any Affiliate.

         "Requirement of Law":      As to any Person:

                           (a)(i) All statutes, rules, regulations, orders, or
                  other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

                           (b) That Person's charter, certificate of
                  incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

         "Reserves": All (if any) Availability Reserves and Inventory Reserves.

         "Reserve Percentage": The decimal equivalent of that rate applicable to a Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans. As of the date hereof, the Agent acknowledges that the Reserve Percentage is zero.

         "Revolving Credit":        Is defined in Section 2-1.

         "Revolving Credit Note":   Is defined in Section 2-7.

         "SEC":   The Securities and Exchange Commission.

         "Stated Amount":  The maximum amount for which an L/C may be honored.

         "Subsidiary": With respect to any Person, any corporation, partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Suspension Event": Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured within any applicable grace period.

         "Tangible Net Worth": The result, on the day on which compliance with any financial performance covenant applicable to Tangible Net Worth is being determined, of (a) the difference between (i) the Obligors' assets and (ii) the Obligors' liabilities, respectively, minus (b) the aggregate of those of the Obligors' assets as may be deemed intangible in accordance with GAAP, minus (c) without duplication, the equity in the Joint Venture (meaning thereby the difference between (i) the Joint Venture's assets and (ii) the Joint Venture's liabilities), minus (d) the balance, if any, of all notes receivable due from the Joint Venture, all of the foregoing as would be reflected on a balance sheet prepared in accordance with the requirements of Section 5-1 hereof.

         "Termination Date": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10-12 hereof; or
                  (c) date set by notice by the Agent to the Borrower, which notice sets the Termination Date on account of the occurrence of any Event of Default other than as described in Section hereof.

         "UCC": The Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106).

         "Year 2000 Risk": The risk that a computer application may not be able to recognize certain dates or properly perform date sensitive functions involving dates prior to and after December 31, 1999.

        ARTICLE 2 - THE REVOLVING CREDIT.

        2-1.        Establishment of Revolving Credit.

                    (a) The Lenders hereby establish a revolving line of credit (the "Revolving Credit") in the Borrower's favor pursuant to which each Lender, subject to, and in accordance with, this Agreement, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein, in each instance equal to that Lender's Commitment Percentage of Availability, up to the maximum amount of that Lender's Dollar Commitment. The amount of the Revolving Credit shall be reasonably determined by the Agent by reference to Availability, as determined by the Agent from time to time hereafter. All loans made under this Agreement, and all of the Borrower's other Liabilities, are payable as provided herein.

                    (b) As used herein, the term "Availability" refers at any time to the lesser of (i) or (ii), below, where:

                        (i)  Is the result of:

                            (A)  The Loan Ceiling.

                                 Minus

                            (B) The then unpaid principal balance of the Loan Account.

                                 Minus

                            (C)  The then aggregate of such Availability
                                 Reserves as may have been established by the Agent as provided herein.

                                 Minus

                            (D)  The then outstanding Stated Amount of
                                 all L/C's.

                        (ii) Is the result of:

                            (A) Up to the then applicable Inventory Advance Rate of the Cost of Acceptable Inventory.

                                 Minus

                            (B)  The then unpaid principal balance of
                                 the Loan Account.

                                 Minus

                            (C)  The then aggregate of such Availability
                                 Reserves as may have been established by the Agent as provided herein.

                                 Minus

                            (D)  The then outstanding Stated Amount
                                 of all L/C's.

                    (c) Availability shall be based upon Borrowing Base Certificates furnished as provided in Section 5-4 hereof.

                    (d) The proceeds of borrowings under the Revolving Credit shall be used solely for working capital purposes of the Borrower, for Permitted Acquisitions, for redemption, retirement, purchase or acquisition of any of the Borrower's Capital Stock, and for Capital Expenditures, all solely to the extent permitted by this Agreement.

        2-2. Advances in Excess of Borrowing Base. No Lender has any obligation to make any loan or advance, or otherwise to provide any credit for the benefit of the Borrower such that the balance of the Loan Account exceeds the Borrowing Base. The making of loans, advances, and credits and he providing of financial accommodations in excess of the Borrowing Base is for the benefit of the Borrower and does not affect the obligations of the Borrower hereunder; such loans, advances, credits, and financial accommodations constitute Liabilities. The making of any such loans, advances, and credits and the providing of financial accommodations, on any one occasion such that the Borrowing Base is exceeded shall not obligate any Lender to make any such loans, credits, or advances or to provide any financial accommodation on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

        2-3. Risks of Value of Collateral. The Agent's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Lender relative to the actual value of the asset in question. All risks concerning the saleability of the Borrower's Inventory are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent or by any Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

        2-4.  Loan Requests.

                    (a) Subject to the provisions of this Agreement, a loan or advance under the Revolving Credit duly and timely requested by the Borrower shall be made by the Lenders pursuant hereto, provided that:

                        (i)  Borrowing Base will not be exceeded; and

                        (ii) The Revolving Credit has not been suspended as
                             provided in Section 2-4(i).

                    (b) Subject to the provisions of this Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving the Agent written notice or telephonic notice confirmed in writing (in the form of EXHIBIT 2-4 hereof) no later than the following:

                        (i) If such Loan is or is to be converted to a Base Margin Loan: By 11:30 AM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted.

                        (ii) If such Loan is or is to be continued as a LIBOR
         Loan: By 1:00 PM Three (3) Business Days before the end of the then applicable Interest Period or before the day on which such Loan is to be made.

                        (iii) If such Loan is to be converted to a LIBOR Loan:
         By 1:00 PM Three (3) Business Days before the day on which such conversion is to take place.

                    (c) (i)   Base Margin Loans and conversions to Base Margin
         Loans shall be in a minimum amount of $10,000.00 each.

                        (ii) LIBOR Loans and conversions to LIBOR Loans shall each be not less than $500,000.00 and in $500,000.00 increments in excess of such minimum.

                    (d) Any request for a Revolving Credit Loan or for the conversion of a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the next Business Day or LIBOR Business
Day, as applicable. Each request for a Revolving Credit Loan or for the conversion of a Revolving Credit Loan shall be made in such manner as may from time to time be acceptable to the Agent

                    (e) If, during the Sixty (60) days immediately preceding the day on which a loan request is made there has been no unpaid principal balance in the Loan Account on account of loans and advances under the Revolving Credit, the loan so requested shall be made (subject to all other provisions of this Agreement) no later than the Second Business Day after (and not counting) the day on which the loan otherwise would have been made as provided above.

                    (f) The Borrower may request that the Agent cause the issuance of L/C's for the account of the Borrower as provided in Section 2-15.

                    (g) The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent's being furnished with such documentation concerning that person's authority to act as may be reasonably satisfactory to the Agent.

                    (h) A request by the Borrower for loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

                        (i) There has been no material adverse change in the Borrower's financial condition from the most recent financial information furnished Agent or any Lender pursuant to this Agreement.

                        (ii) The Borrower is in compliance with, and has not breached any of, its covenants contained in this Agreement.

                        (iii) Each representation which is made herein or in any of the Loan Documents (defined below) is then true and complete as of and as if made on the date of such request.

                        (iv)  Suspension Event is then extant.

                    (i) Upon the occurrence from time to time of any Suspension Event:

                        (i) The Agent may suspend the Revolving Credit immediately.

                        (ii) Neither the Agent nor any Lender shall be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C.


        2-5.  Making of Loans Under Revolving Credit.

              (a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Funding Account or as otherwise instructed by the Borrower.

              (b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Agent for the amount thereof immediately) at the following:

                   (i) The Agent's initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).

                   (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

              (c) There shall not be any recourse to or liability of the Agent or any Lender, on account of any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent in accordance with wire instructions provided to the Agent by the Borrower.

        2-6.  The Loan Account.

              (a) An account ("Loan Account") shall be opened on the books of the Agent. A record shall be kept in the Loan Account of all loans made under or pursuant to this Agreement and of all payments thereon.

              (b) The Agent shall also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Lender on account of the Liabilities and of all credits against such amounts so owed.

              (c) All credits against the Liabilities shall be conditional upon final payment to the Agent for the Account of each Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against Agent or any Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

              (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

              (e) The Agent, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base's being exceeded. Such action on the part of the Agent shall not constitute a waiver of the Agent's rights and Borrower's obligations under Section 2-8(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2-6(e) shall bear interest.

              (f) Any statement rendered by the Agent or any Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within thirty (30) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein, absent manifest error.

        2-7. The Revolving Credit Notes. The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a "Revolving Credit Note") in the form of EXHIBIT 2-7, annexed hereto, executed by the Borrower, one payable to each Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Agent.

        2-8.  Payment of The Loan Account.

              (a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

              (b) The Borrower, without notice or demand from the Agent or any Lender, shall pay the Agent that amount, from time to time, which is necessary so that the unpaid balance of the Loan Account does not exceed the Borrowing Base.

              (c) The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

        2-9.  Interest.

              (a) Each Revolving Credit Loan shall bear interest (determined based on a 360 day year and actual days elapsed) at the Base Margin Rate unless timely notice is given (as provided in Section ) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Loan.

              (b) Each Revolving Credit Loan which consists of a LIBOR Loan shall bear interest at the applicable LIBOR Rate.

              (c) Subject to the provisions hereof, the Borrower, by notice to the Agent, may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Base Margin Rate or the LIBOR Rate as specified from time to time by the Borrower. For ease of reference and administration, each part of the Loan Account which bears interest at the same interest and for the same Interest Period is referred to herein as if it were a separate "Revolving Credit Loan".

              (d) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that there are more than seven (7) Interest Periods applicable to the LIBOR Loans at any one time.

              (e) The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears

                   (i) On the applicable Interest Payment Date for that Revolving Credit Loan.

                   (ii)  On the Termination Date and on the End Date.

                   (iii) Following the occurrence, and during the continuance, of any Event of Default, with such frequency as may be determined by the Agent.

              (f) Following the occurrence, and during the continuance, of any Event of Default (whether or not the Agent exercises the Agent's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent, at the aggregate of the Base Margin Rate plus Two Percent (2%) per annum. The Agent shall furnish the Borrower with prompt written notice of the Agent's election to institute the default rate of interest hereunder.

              (g) In addition, in the event of the occurrence of any of the circumstances described in Section 2-18 hereof, and during the continuance thereof, each Revolving Credit Loan shall bear interest (determined based on a 360 day year and actual days elapsed) at the Base Margin Rate.

        2-10.  Commitment Fee; Agent's Fee.

               (a) As compensation for the commitment of BankBoston Retail Finance Inc. to make loans and advances to the Borrower and as compensation for its maintenance of sufficient funds available for such purpose, BankBoston Retail Finance Inc. has earned a Commitment Fee (so referred to herein) at the times and in the amounts as set forth in the Fee Letter.

              (b) As compensation for BankBoston Retail Finance Inc.'s serving as Agent hereunder, BankBoston Retail Finance Inc. will earn an Agent's Fee (so referred to herein) payable by the Borrower at the times and in the amounts as set forth in the Fee Letter.

        2-11. Line Fee. In addition to any other fee by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent a Line (Unused) Fee (so referred to herein) in arrears, on the first day of each month (and on the Termination Date). The Line Fee shall be equal to 0.30% per annum of the average daily difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date), between the Loan Ceiling and the unpaid principal balance of the Loan Account.

        2-12.  Early Termination Fee.

        In the event that the Termination Date occurs, for any reason, prior to June 4, 2000, the Borrower shall pay the Agent, for the benefit of the Lenders, the Early Termination Fee (so referred to herein) in an amount equal to (a) one percent (1%) of the Loan Ceiling if the Termination Date occurs prior to June 4, 1999, or (b) one-half of one percent (0.50%) of the Loan Ceiling if the Termination Date occurs on or after June 4, 1999 and prior to June 4, 2000, provided that, the Early Termination Fee shall be waived if the Liabilities are refinanced by a facility furnished by BankBoston Retail Finance Inc. or any of its Affiliates (nothing herein being deemed the commitment or agreement of BankBoston Retail Finance Inc. or any of its Affiliates to so refinance the Liabilities).

        2-13. Regarding Fees. The Borrower shall not be entitled to any credit, rebate or repayment of the Commitment Fee, Line (Unused) Fee, Early Termination Fee, Agent's Fee or other fee previously earned by the Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or suspension or termination of the Agent's and any Lender's respective obligation to make loans and advances hereunder.

        2-14. Agent's and Lenders' Discretion.

              (a) Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or any Lender shall be to that Person's exercise of its reasonable judgement, in good faith, based upon that Person's consideration of any such factor as the Agent or that Lender, taking into account information of which that Person then has actual knowledge, believes:

                   (i) Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Agent's security and collateral interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Administrative Costs).

                   (ii) Indicates that any report or financial information delivered to the Agent or any Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.

                   (iii) Would likely result in the Borrower's becoming the subject of a bankruptcy or insolvency proceeding.

                   (iv)  Constitutes a Suspension Event.

              (b) In the exercise of such judgement, the Agent and each Lender also may take into account any of the following factors:

                   (i) Those included in, or tested by, the definitions of "Acceptable Inventory," "Retail," and "Cost".

                   (ii) Material changes in or to the mix of the Borrower's Inventory.

                   (iii) Seasonality with respect to the Borrower's Inventory and patterns of retail sales.

                   (iv) Such other factors as the Agent and each Lender determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

              (c) The burden of establishing the failure of the Agent or any Lender to have acted in a reasonable manner in such Person's exercise of discretion shall be the Borrower's.

        2-15. Procedures For Issuance of L/C's.

              (a) The Borrower may request that the Agent cause the issuance of L/C's for the account of the Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Agent.

              (b) The Agent will cause the issuance of any L/C so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2-4(i) and if so issued:

                   (i) The aggregate Stated Amount of all L/C's then outstanding, does not exceed Five Million Dollars ($5,000,000.00).

                   (ii) The expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date (unless the Borrower provides cash collateral reasonably acceptable to the Agent in an amount equal to 103% of the Stated Amount of any L/C having an expiry after that date) or the following:

                        (A) Standby's: One (1) year from initial issuance.

                        (B) Documentary's: One Hundred (100) days from issuance.

                   (iii) Borrowing Base would not be exceeded.

              (c) The Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

              (d) There shall not be any recourse to, nor liability of, the Agent or any Lender on account of

                   (i)   Any delay or refusal by an Issuer to issue an L/C;

                   (ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

              (e) The Agent, without the request of the Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrower, the Issuer, or the Lenders become obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not a Suspension Event is then extant or such advance would result in Borrowing Base's being exceeded. Such action shall not constitute a waiver of the Agent's rights under Section 2-8(b) hereof.

        2-16. Fees For L/C's.

              (a) The Borrower shall pay to the Agent a fee, on account of L/C's, the issuance of which had been procured by the Agent, monthly in arrears, and on the Termination Date and on the End Date, equal to 2 % per annum of the weighted average Stated Amount of all L/C's outstanding during the period in respect of which such fee is being paid.

              (b) In addition to the fee to be paid as provided in Subsection 2-16(a), above, the Borrower shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

        2-17. Concerning L/C's.

              (a) None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

                   (i) The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.

                   (ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

              (b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

              (c) Unless otherwise agreed to, in the particular instance, the Borrower hereby authorizes any Issuer to:

                   (i)   Select an advising bank, if any.

                   (ii)  Select a paying bank, if any.

                   (iii) Select a negotiating bank.

              (d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). None of the Agent, any Lender, nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

              (e) The Agent's, each Lender's, and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

              (f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, each L/C will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

              (g) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

                   (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Agent, any Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

                   (ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section or , above, shall be to increase the cost to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Borrower of a certificate of an officer of the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Agent, from time to time as reasonably specified by the Agent, such amounts as shall be sufficient to compensate such Issuer for such increased cost. Any Issuer's determination of costs incurred under Section or , above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrower.

              (h) The obligations of the Borrower under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

                   (i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

                   (ii) Any amendment or waiver of, or consent to the departure from, any L/C.

                   (iii) The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C.

                   (iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

        2-18. Changed Circumstances.

              (a) The Agent may give the Borrower notice of the occurrence of the following:

                   (i) The Agent shall have determined in good faith on any day on which the rate for a LIBOR Loan would otherwise be set, that, by reason of changes affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided for in the definition of LIBOR Offer Rate.

                   (ii) The Agent shall have determined in good faith that:

                        (A) The continuation of or conversion of any Revolving Credit Loan to a LIBOR Loan has been made impracticable or unlawful by the occurrence of a change in law occurring after the date of this Agreement that materially and adversely affects the applicable market or compliance by the Agent or any Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law).

                        (B) The indices on which the interest rates for LIBOR Loans are determined shall no longer represent the effective cost to the Agent or any Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

              (b) In the event that the Agent gives the Borrower notice of an occurrence described in Section 2-18(a), then, until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply:

                   (i) The obligation of the Agent and of each Lender to make LIBOR Loans of the type affected by such changed circumstances or to permit the Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

                   (ii) Any notice which the Borrower had given the Agent with respect to any LIBOR Loan, the time for action with respect to which has not occurred prior to the Agent's having given notice pursuant to
         Section 2-18(a), shall be deemed at the option of the Agent to not having been given and such loan shall be made or continued as, or converted into, as appropriate, a Base Margin Loan.

                   (iii) Subject to the provisions of Section 2-11, the Borrower may (and shall, with respect to the occurrence of any event described in Section ), cancel the relevant borrowing or conversion notice on the same date the Borrower was notified of such event, or if the LIBOR Loan is then outstanding, prepay the affected LIBOR Loan.

        2-19. Increased Costs. If, as a result of any requirement of law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

              (a) subjects any Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Agent or any Lender under this Agreement (except for taxes on the Agent or any Lender's overall net income or capital imposed by the jurisdiction in which the Agent or that Lender's principal or lending offices are located);

              (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender;

              (c) imposes on any Lender any other condition with respect to any Loan Document; or

              (d) imposes on any Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in such Lender's reasonable opinion, is to increase the cost to that Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by such Lender in respect of any loan, advance or financial accommodation by an amount which the such Lender deems to be material, then the Agent shall furnish the Borrower with written notice of any event entitling any Lender to compensation hereunder (a "Change Notice"). Thereafter, upon ten (10) days written notice from the Agent, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall pay to the Agent, for the benefit of the subject Lender, that amount which shall compensate the subject Lender for such additional cost or reduction in income accruing after the date of the Change Notice.

        2-20. Lenders' Commitments.

              (a) The obligations of each Lender are several and not joint. No Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of

                   (i) that Lender's Commitment Percentage of the subject loan or advance or of Availability; or

                   (ii)  that Lender's Dollar Commitment,

              (b) No Lender shall have any liability to the Borrower on account of the failure of any other Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

              (c) The Dollar Commitments, Commitment Percentages, and identities of the Lenders (but not the overall Commitment) may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Commitment Percentages amongst the Lenders or with other Persons who determine to become "Lenders", provided, however,

                   (i) Unless an Event of Default has occurred and is continuing (in which event, no consent of the Borrower is required) any assignment to a Person not then a Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than Five (5) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment.

                   (ii) Any such assignment or reallocation shall be on a pro-rata basis such that each reallocated or assigned Dollar Commitment to any Person remains the same percentage of the overall Commitment (in terms of dollars) as the reallocated Commitment Percentage is to such Person.

                   (iii) Unless an Event of Default has occurred and is continuing (in which event, no consent of the Borrower is required), any appointment of an agent for the Lenders to replace the Agent shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than five
         (5) Business Days after the Agent shall have given the Borrower written notice of such proposed replacement.

              (d) Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2-20(c):

                   (i) The Borrower shall execute replacements for one or more Revolving Credit Notes to reflect such changed Dollar Commitments, Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Agent (which promptly thereafter shall deliver to the Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Agent's Certificate confirming the resulting Commitments and Commitment Percentages.

                   (ii) Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.

              (e) The Borrower recognizes that the Agent's exercise of any discretion accorded to the Agent herein and of its rights, remedies, powers, privileges, and discretions with respect to the Borrower is subject to a certain Agency Agreement amongst the Agent and the Lenders. The provisions of the Agency Agreement relating to voting rights of the Lenders shall be subject to the approval of the Borrower, which approval shall not be unreasonably delayed or withheld. The Borrower acknowledges that the Borrower's approval of the voting rights shall be deemed furnished if the voting rights provisions described in EXHIBIT 2-20 hereto are incorporated in the Agency Agreement.

        ARTICLE 3  - CONDITIONS PRECEDENT.

        As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections through and including 3-6, (each in form and substance reasonably satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3-7 through and including 3-11, shall have been satisfied:

        3-1.  Corporate Due Diligence.

         A Certificate of each Obligor's Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

        3-2. Opinion. An opinion of counsel to the Obligors in form and substance reasonably satisfactory to the Agent .

        3-3.  [Intentionally Omitted]

        3-4. Guarantors. Each Guarantor shall have (a) executed and delivered to the Agent and the Lenders its guaranty of the Liabilities, and (b) granted the Agent for the ratable benefit of the Lenders, a first lien on all of its assets, and (c) shall have executed such other documents and undertaken such other action as the Agent may have reasonably requested.

        3-5. Additional Documents. Such additional instruments and documents as the Agent or its counsel reasonably may require or request, including, without limitation an Intercreditor and Subordination Agreement with Winthrop Resources, Inc.

        3-6. Officers' Certificates. Certificates executed on behalf of the Borrower by the President and the Chief Financial Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Agent and the Lenders in the Loan Documents are true and complete in all material respects as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

        3-7. Representations and Warranties. Each of the representations made by or on behalf of the Obligors in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Obligors shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

        3-8. Minimum Excess Availability. The aggregate of the Borrowing Base, together with any cash balances of the Obligors on deposit at BankBoston, N.A., and investments reasonably acceptable to the Agent, after giving effect to (i) the first funding under the Revolving Credit; (ii) all then held checks (if any); (iii) accounts payable which are beyond credit terms then accorded the Obligors; (iv) overdrafts; (v) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and (vi) L/C's to be issued at, or immediately subsequent to, the closing date, is not less than $25,000,000.00.

        3-9. All Fees and Expenses Paid. All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agent) shall have been paid.

        3-10. No Suspension Event.  No Suspension Event shall then exist.

        3-11. No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower's financial condition when compared with such financial condition at the fiscal month ended February 28, 1998.

No document shall be deemed delivered to the Agent or any Lender until received and accepted by the Agent at its head offices in Boston, Massachusetts. Under no circumstances will this Agreement take effect until executed and accepted by the Agent at said head office.

        ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

        To induce each Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Obligors in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

        4-1. Payment and Performance of Liabilities. The Borrower shall pay each Liability when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

        4-2.  Due Organization - Corporate Authorization - No Conflicts.

              (a) The Borrower presently is and shall hereafter remain in good standing as a Delaware corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary, except where the failure to so qualify would not have a material adverse effect on the Borrower's business, assets or financial condition.

              (b) Each Related Entity is listed on EXHIBIT 4-2, annexed hereto. Each Related Entity is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in which other State in which, by reason of that entity's assets or the operation of such entity's business, such qualification may be necessary, except where the failure to so qualify would not have a material adverse effect on the Related Entity's business, assets or financial condition. provided that, the Borrower may dissolve any Related Entity if (i) upon such dissolution, all of such Related Entity's assets are transferred to the Borrower and (ii) as a result of such dissolution, the Borrower does not, expressly or by operation of law, assume any liabilities of such Related Entity that would, in accordance with GAAP, be classified as liabilities, whether absolute or contingent, and whether or not they would be reflected on a balance sheet and the notes thereto of the Borrower, unless the Agent shall have consented to the assumption of such liabilities. The Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be a Related Entity.

              (c) Each Obligor has all requisite corporate power and authority to execute and deliver all Loan Documents to which such Obligor is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

              (d) The execution and delivery by each Obligor of each Loan Document to which it is a party; the Obligor's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Obligors as contemplated hereby); each Obligor's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

                   (i) Have been duly authorized by all necessary corporate action.

                   (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Obligors.

                   (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Obligors pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

              (e) The Loan Documents have been duly executed and delivered by Obligors and are the legal, valid and binding obligations of the Obligors, enforceable against the Obligors in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        4-3.  Trade Names.

              (a)  EXHIBIT4-3, annexed hereto, is a listing of:

                   (i) All names under which the Borrower conducted its business within the past five (5) years.

                   (ii) All entities and/or persons with whom within the past five (5) years the Borrower consolidated or merged, or from whom within the past five (5) years the Borrower acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets.

              (b) Except (i) upon not less than fifteen (15) days prior written notice given the Agent , and (ii) in compliance with all other provisions of this Agreement, the Borrower will not undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have been reflected on EXHIBIT 4-3.

        4-4.  Infrastructure.

              (a) Based upon a diligent inquiry undertaken by the Borrower, it appears that the computer applications which the Obligors presently employ do have a Year 2000 Risk. On or before August 1, 1999, the Obligors shall remedy all Year 2000 Risk deficiencies they may have with existing computer applications that could have a material adverse effect on the Borrower's business operations, to the Agent's reasonable satisfaction. The Obligors will not employ any additional computer application hereafter unless the Obligors shall have first made a diligent inquiry to assure that no Year 2000 Risk will arise on account of the use of such application.

              (b)  To the Obligors' knowledge, except as set forth in
EXHIBIT 4-4(b), the Obligors own and possess, or have the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for each Obligor's conduct of its business.

              (c) To the Obligors' knowledge, the conduct by the Obligors of the Obligors' business does not presently infringe (nor will the Obligors conduct their business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

        4-5.  Locations.

              (a) The Collateral, and the books, records, and papers of Borrower pertaining thereto, are kept and maintained solely at the Borrower's chief executive offices at

                   (i)   66 B Street, Needham, Massachusetts 02194; and

                   (ii) those locations which are listed on EXHIBIT 4-5, annexed hereto, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that the Borrower owns the subject location) and of all service bureaus with which any such records are maintained.

              (b) The Borrower shall not remove any of the Collateral from said chief executive office or those locations listed on EXHIBIT 4-5 except to

                   (i) accomplish sales of Inventory in the ordinary course of business;

                   (ii) move Inventory from one such location to another such location;

                   (iii) utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

                   (iv) return Inventory to the Borrower's suppliers in the ordinary course of business, consistent with the Borrower's past practices;

                   (v) move Inventory to third parties to complete alterations thereon; or

                   (vi) move Inventory and other Collateral to a new store or warehouse, provided the Borrower furnishes the Agent with at least ten (10) days prior notice thereof.

              (c) The Obligors will not execute, alter, modify, or amend any Lease other than in the ordinary course of business and not otherwise in violation of this Agreement; provided that

                   (i) no such amendment shall result in any Obligor's granting a landlord an Encumbrance on any of the Obligors' assets; and

                   (ii) the Borrower shall not execute, alter, modify or amend any Lease, whether or not in the ordinary course of business, without first furnishing the Agent with ten (10) days prior notice thereof (provided that no such notice need be furnished if the sole purpose of the amendment is to extend the term of the Lease) and using its best efforts to obtain a landlord's waiver in favor of the Agent, in form reasonably satisfactory to the Agent.

              (d) None of the Obligors shall cease the conduct of business from any of their present or future locations without first furnishing the Agent with at least ten (10) days prior notice thereof.

              (e) Except as otherwise disclosed pursuant to, or permitted by, this Section , no tangible personal property of any Obligor of more than de minimis value is in the care or custody of any third party or stored or entrusted with a bailee or other third party and no property of more than de minimis value shall hereafter be placed under such care, custody, storage, or entrustment.

        4-6.  Title to Assets.

              (a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances with the exceptions of the following (the "Permitted Encumbrances"):

                   (i)   Encumbrances in favor of the Agent.

                   (ii) Those Encumbrances (if any) listed on EXHIBIT 4-6, annexed hereto.

                   (iii) Encumbrances for taxes, assessments or other governmental charges which are being contested in good faith by appropriate proceedings, and for which adequate reserves are being maintained, as to which no Encumbrance which may have priority over the Agent's Encumbrance shall have arisen.

                   (iv) Statutory liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords, and others arising in the ordinary course of business for sums not overdue, or which are being contested in good faith by appropriate proceedings.

                   (v) Liens incurred or deposits or pledges made in connection with worker's compensation, health or unemployment insurance, social security laws, or similar legislation or in connection with or to secure the payment or performance of bids, tenders, sale agreements, leases, trade agreements, statutory obligations or surety bonds, or other liens incidental to the ordinary conduct of its business or the ownership of its property and assets, which are not incurred in connection with the borrowings of money; or judgment liens in proceedings which are being appealed and with respect to which there has been a stay of execution; provided that all of the foregoing do not in the aggregate materially adversely affect the value of its property or assets or impair the use thereof in the operation of the Borrower's business.

                   (vi) Encumbrances on property hereafter acquired (either in connection with purchase money mortgages, rental purchase agreements, including capital leases, or conditional sale or other title retention agreements), which are restricted to the property so acquired and do not secure Indebtedness exceeding the fair value (at the time of acquisition) thereof.

                   (vii) Easements, rights of way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Related Entities.

                   (viii) License agreements pursuant to which the Borrower licenses any of its trademarks, trade names, service marks, trade dress, or other intellectual property.

              (b) The Borrower does not and shall not have possession of any property on consignment to the Borrower.

              (c) The Borrower shall not acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:

                   (i) Equipment which is used in the conduct of the Borrower's business.

                   (ii) Equipment, the acquisition or right to use of which has been consented to by the Agent, which consent may be conditioned upon the Agent's receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Agent.

        4-7. Indebtedness. The Obligors do not and shall not hereafter have any Indebtedness with the exceptions of:

              (a)  Any Indebtedness to the Lenders.

              (b) The Indebtedness (if any) listed on EXHIBIT 4-7, annexed hereto.

              (c)  Any Indebtedness secured by Permitted Encumbrances.

        4-8.  Insurance Policies.

              (a) EXHIBIT 4-8, annexed hereto, is a schedule of all insurance policies owned by the Obligors or under which any of the Obligors is the named insured. To the Obligors' knowledge, each of such policies is in full force and effect. To the Obligors' knowledge, neither the issuer of any such policy nor any Obligor is in default or violation of any such policy.

              (b) The Obligors shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Agent . The coverage reflected on EXHIBIT 4-8 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances. All insurance carried by the Obligors shall provide for a minimum of Ten (10) days' written notice of cancellation to the Agent due to non-payment of premiums, and Thirty (30) days' written notice of cancellation to the Agent in all other circumstances, and all such insurance which covers the Collateral shall include an endorsement in favor of the Agent, which endorsement shall provide that the insurance, to the extent of the Agent's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of any Obligor or by the failure of any Obligor to comply with any warranty or condition of the policy. In the event of the failure by the Obligors to maintain insurance as required herein, the Agent , at its option, may obtain such insurance, provided, however, the Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Obligors' failure to have maintained such insurance. The Borrower shall furnish to the Agent certificates or other evidence satisfactory to the Agent regarding compliance by the Obligors with the foregoing insurance provisions.

              (c) The Borrower shall advise the Agent of each claim in excess of $500,000.00 made by the Borrower under any policy of insurance which covers the Collateral. Following the acceleration of the time for payment of the Liabilities, the Borrower will permit the Agent, at the Agent's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of all claims regardless of the amount thereof. The Borrower hereby appoints the Agent as the Borrower's attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance. This appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent . The Agent shall not be liable on account of any exercise pursuant to said power except for any exercise with gross negligence or in actual willful misconduct and bad faith. The Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Agent may determine.

        4-9. Licenses. Each license, distributorship, franchise, and similar agreement issued to, or to which any Obligor is a party is in full force and effect. To the Obligors' knowledge, no party to any such license or agreement is in default or violation thereof. The Obligors have not received any notice of cancellation of any such license or agreement.

        4-10. Leases. EXHIBIT 4-10, annexed hereto, is a schedule of all presently effective Capital Leases. EXHIBIT 4-5 includes a list of the locations of properties that are the subject of all other presently effective Leases. To the Obligors' knowledge, each of such Leases and Capital Leases is in full force and effect. To the Obligors' knowledge, no party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease, and the Obligors have not received any notice of cancellation of any such Lease or Capital Lease. The Obligors hereby authorize the Agent at any time and from time to time after the occurrence, and during the continuance, of an Event of Default to contact any of the Obligor's landlords in order to confirm the Obligor's continued compliance with the terms and conditions of the Lease(s) between such Obligor and that landlord and to discuss such issues, concerning the Obligor's occupancy under such Lease(s), as the Agent may determine.

        4-11. Requirements of Law. The Obligors are in compliance with, and shall hereafter comply with and use their assets in compliance with, all Requirements of Law, except where such non-compliance would not have a material adverse effect on the Borrower, its business or assets. The Obligors have not received any notice of any violation of any Requirement of Law (whether or not such violation is material), which violation has not been cured or otherwise remedied.

        4-12. Maintain Properties. The Borrower shall:

              (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

              (b) Not suffer or cause the waste or destruction of any material part of the Collateral.

              (c) Not use any of the Collateral in violation of any policy of insurance thereon.

              (d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

                   (i) The sale of Inventory in compliance with this Agreement.

                   (ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower.

                   (iii) The turning over to the Agent of all Receipts as provided herein.

                   (iv) The sale, liquidation or other disposition of Inventory at any locations from which the Borrower determines to cease the conduct of its business, provided that such sales, liquidations, or other dispositions shall be on terms reasonably satisfactory to the Agent (whose consent shall not be unreasonably delayed or withheld), and further provided that notwithstanding the Agent's furnishing of any such consent, the Agent may, in the exercise of its reasonable discretion, impose Inventory Reserves, as a result of the occurrence of any such sale, liquidation, or disposition.

        4-13. Pay Taxes.

              (a) Except as described EXHIBIT 4-13, the Borrower has filed all material tax returns and reports (federal, state and local) required to be filed by it, and paid all material taxes, assessments and other governmental charges imposed upon it and its property and assets, other than (i) such as are presently payable without interest or penalty, (ii) such as are being contested in good faith by appropriate proceedings, and for which adequate reserves are being maintained in accordance with GAAP, or (iii) with respect to local taxes, such local taxes payable by the Borrower which (A) the chief financial officer of the Borrower has no knowledge of the Borrower's obligation to pay and (B) the failure to pay does not have a material adverse effect on the business, property, assets or condition, financial or otherwise, of the Borrower. Except as described on EXHIBIT , the federal income tax returns of the Borrower have not been audited by the Internal Revenue Service within the last three years, all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits. Except as described on EXHIBIT 4-13, no agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service or any state taxing authority to assert a deficiency or make any other claim for or in respect to federal or state taxes. No issue has been raised in any examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service or any state taxing authority.

              (b) Except as set forth in Section 4-6(a)(iii) hereof, the Borrower hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Obligors or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Obligor or by any governmental authority; properly exercise any trust responsibilities imposed upon the Obligors by reason of withholding from employees' pay or by reason of any Obligor's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by any Obligor; and timely file all tax and other returns and other reports with each governmental authority to whom any Obligor is obligated to so file.

              (c) At its option, after the occurrence, and during the continuance, of an Event of Default, the Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon any Obligor or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of any Obligor's Employee Benefit Plan as the Agent, in the Agent's discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Agent's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have made such payment.

        4-14. No Margin Stock. The Obligors are not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations G,U,T, and X of the Board of Governors of the Federal Reserve System of the United States). Except as permitted elsewhere in this Agreement, no part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

        4-15. ERISA.  Neither the Borrower nor any ERISA Affiliate:

              (a) Is in violation of or hereafter shall violate, or has failed or hereafter shall fail to be in material compliance with, the Borrower's Employee Benefit Plan.

              (b) Has failed or hereafter shall fail timely to file all reports and filings required by ERISA to be filed by the Borrower.

              (c) Has engaged or hereafter shall engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).

              (d) Has engaged or hereafter shall engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA.

              (e) Has accumulated or hereafter shall accumulate any material funding deficiency within the meaning of ERISA.

              (f) Has terminated or hereafter shall terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

              (g) Is or hereafter shall be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

        4-16. Hazardous Materials.

              (a)  The Obligors have never:

                   (i) been legally responsible for any release or threat of release of any Hazardous Material;

                   (ii) or received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by any Obligor and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

              (b)  The Obligors shall:

                   (i) dispose of any Hazardous Material only in compliance with all Environmental Laws in all material respects; and

                   (ii) not store on any site or vessel occupied or operated by any Obligor and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of such Obligor's business and is in compliance with all Environmental Laws in all material respects.

              (c) The Borrower shall provide the Agent with written notice upon the Borrower's obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss any Obligor may be liable.

        4-17. Litigation. Except as described in EXHIBIT 4-17, annexed hereto, there is not presently pending or threatened by or against any Obligor or the Joint Venture any suit, action, proceeding, or investigation which, if determined adversely to such Obligor or the Joint Venture, would have a material adverse effect upon the Obligors' financial condition or ability to conduct their business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

        4-18. Dividends or Investments.  The Obligors shall not:

              (a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower's capital stock.

              (b) Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock involving the expenditure of cash after the date of this Agreement in the aggregate in excess of the difference between
(i) $10,000,000.00 and (ii) the amount of cash expended by the Borrower after the date of this Agreement in connection with Permitted Acquisitions; provided that no such redemption, retirement, purchase or acquisition shall be undertaken after the occurrence and during the continuance of any Suspension Event and provided further that no such redemption, retirement, purchase or acquisition shall be undertaken in any twelve month period after the date of this Agreement involving the expenditure of cash during such twelve month period in excess of the difference between (i) $5,000,000.00 and (ii) the amount of cash expended by the Borrower during such twelve month period in connection with Permitted Acquisitions.

              (c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity, ther than (i) existing investments in the Joint Venture and future investments in the Joint Venture only if (A) the Borrower provides the Agent with at least twenty (20) days notice prior to making such additional investment, (B) the Agent in good faith (which shall be presumed) believes that the financial performance covenants set forth in EXHIBIT 5-13 hereto will not be breached as of the end of the quarter immediately following the making of such investment,
(C) the Borrower provides the Agent with such information as the Agent may reasonably request in connection with the investment and with the Agent's determination pursuant to clause (B), above, and (D) no Suspension Event then exists or would arise therefrom (ii) Permitted Acquisitions, and (iii) other Eligible Investments provided that no Revolving Credit Loans are then outstanding and each such Eligible Investment is pledged to the Agent to secure the Liabilities).

              (d) Except as permitted pursuant to Section hereof, merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

              (e) Except as permitted pursuant to Section hereof, consolidate any of the Borrower's operations with those of any other corporation or other entity.

              (f) Organize or create any Related Entity, other than in connection with a Permitted Acquisition and in compliance with the provisions of Section 4-19(e) hereof.

              (g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person other than subordination, attornment, and non-disturbance agreements required pursuant to any Leases.

              (h) Except as permitted pursuant to Section hereof, acquire any assets other than in the ordinary course and conduct of the Borrower's business as conducted at the execution of this Agreement.

        4-19. Permitted Acquisitions. The Borrower may make Permitted Acquisitions without the consent of the Agent or the Lenders; provided that:

              (a) Not less than Fifteen (15) days prior written notice (with reasonable particularity as to the facts and circumstancesin respect of which such notice is being given) of such Permitted Acquisition is given to the Agent.

              (b) The aggregate purchase price (exclusive of the portion of the purchase price paid for with capital stock of the Borrower) of all such Permitted Acquisitions is not greater than Fifteen Million Dollars ($15,000,000.00).

              (c) The aggregate consideration paid in cash for all such Permitted Acquisitions does not exceed the difference between Ten Million Dollars ($10,000,000.00) and the amount of cash expended by the Borrower after the date of this Agreement pursuant to Section hereof (provided that the aggregate consideration paid in cash for Permitted Acquisitions in any twelve month period after the date of this Agreement shall not exceed the difference between (i) $5,000,000.00 and (ii) the amount of cash expended by the Borrower during such twelve month period pursuant to Section 4-18(b)), unless the target of such Permitted Acquisition, treated together with the Borrower as an economic unit and reflecting those economies which would be realized if the Acquisition were consummated, which economies, the Agent in its reasonable judgment agrees are supported by the specific facts and circumstances of the transaction, would have satisfied the Fixed Charge Coverage Ratio for the 12 month period prior to such Permitted Acquisition (with appropriate adjustments to which the Agent, in the Agent's reasonable judgment agrees are supported by the specific facts and circumstances of the transaction to the calculation of such Fixed Charge Coverage Ratio to reflect the circumstances). The Agent shall be deemed to have furnished its agreement to the foregoing unless the Agent furnishes written objection to the Borrower within Ten (10) days after the Agent's receipt of all information reasonably requested by the Agent in connection with the proposed Acquisition.

              (d) No Event of Default then exists or would result from any such Acquisition.

              (e) With respect, to and in the event of any Permitted Acquisition which consists of, or results in the creation of, a Subsidiary, Agent shall be provided with such Subsidiary's Unlimited Guaranty (in form and substance satisfactory to the Agent), which Unlimited Guaranty shall be secured by first perfected security interests and liens on substantially all of the assets of such Subsidiary, subject to the same limitations set forth in
Section 8-1 hereof and subject to Permitted Encumbrances.

              (f) The Agent and the Lenders shall have no obligation to include any Inventory acquired in such Permitted Acquisition (or Inventory of a similar type and nature acquired after the Permitted Acquisition) as "Acceptable Inventory".

        4-20. Loans. The Obligors shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

              (a) Advance payments made to the Borrower's suppliers in the ordinary course.

              (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

              (c) Loans to the Borrower's officers and employees not exceeding $400,000 in the aggregate at any one time outstanding, provided that each such loan is for a term of not more than 90 days from the date on which it is made and is paid within such 90-day period; and (B) loans to the Joint Venture not exceeding $7,500,000 in the aggregate at any one time outstanding, provided that (i) no such loans to the Joint Venture are outstanding on the last day of each fiscal year of the Borrower or during any so-called "clean-up period" set forth in an agreement to which the Borrower and the Joint Venture are parties relating to any such loans, and (ii) no loans may be made to the Joint Venture at any time a Suspension Event exists; and further provided that, all amounts due on account of loans permitted under this clause (c) shall constitute Collateral and shall be pledged to the Agent for the ratable benefit of the Lenders; and

              (d) Advances to contractors for the construction or renovation of stores, buildings or improvements for use in the business of the Borrower.

        4-21. Joint Venture. (a) The Borrower shall cause Designs JV Corp. to make periodic distributions of available cash to the Borrower in the ordinary course of business. All such distributions shall be delivered to the Agent for application toward the Liabilities in accordance with the provisions of
Article 7 hereof.

              (b) The Borrower shall not, and shall not permit, any material change or amendment to the terms of documents and agreements establishing the Joint Venture.

        4-22. Restrictions on Sale of Collateral; License Agreements.

  To the Obligors' knowledge, the Obligors are not, and shall not become, party to any agreement or understanding which limits, impairs, or otherwise restricts the ability of the Agent to freely sell and dispose of any of the Collateral (including, without limitation, any repurchase agreements, rights of first refusal or other agreements which limit or condition the time, manner, place or price for the sale or disposition of the Collateral), other than certain Trademark License Agreements with Levi Strauss & Co. dated November 1, 1991 and November 15, 1996. The Borrower shall not effect or permit any material change or amendment to the terms of such License Agreements which would impose further restrictions to the Agent's disposition of the Collateral or would shorten the term of such License Agreements.

        4-23. Protection of Assets.

  The Agent, in the Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral (other than Permitted Encumbrances unless an Event of Default has occurred and is continuing), or take any other action that the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section. The obligation of the Borrower to pay such amounts is a Liability.

        4-24. Line of Business.

  The Obligors shall not engage in any business other than the business in which they are currently engaged or a business reasonably related thereto provided that the foregoing shall not prohibit the expansion or contraction of the Borrower's business so long as the Borrower is still engaged solely in the retail sale of apparel, footwear and related accessories and other activities, ancillary, incidental or necessary thereto.

        4-25. Affiliate Transactions.

     The Obligors shall not make any payment, nor give any value to any Related Entity except for goods and services actually purchased by the Obligors from, or sold by the Obligors to, such Related Entity for a price and on terms which shall
              (a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

              (b) not be less favorable than those which would have been charged in an arms length transaction.

        4-26. Additional Assurances.

              (a) The Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's security interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the security interests created herein.

              (b) The Borrower hereby designates the Agent as and for the Borrower's true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Agent's security and other collateral interests in the Collateral.

              (c) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section shall be sufficient for filing to perfect the security interests granted herein.

        4-27. Adequacy of Disclosure.

              (a) All financial statements furnished to the Agent and each Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

              (b) The Borrower does not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrower's annual certified financial statements and Form 10K and 10Q reports furnished to the Agent and each Lender prior to the execution of this Agreement.

              (c) No document, instrument, agreement, or paper now or hereafter given the Agent by or on behalf of the Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Agent, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

        4-28. Other Covenants.

     The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

        ARTICLE 5 - REPORTING REQUIREMENTS/FINANCIAL COVENANTS.

        5-1.  Maintain Records.  The Borrower shall:

              (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

              (b) Timely provide the Agent with those financial reports, statements, and schedules required by this Article or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

              (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

              (d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.

              (e)  Not change the Borrower's fiscal year.

              (f)  Not change the Borrower's taxpayer identification number.

        5-2. Access to Records.

              (a) Upon reasonable prior notice from the Agent to the Borrower, the Borrower shall accord the Agent and the Agent's representatives with access from time to time as the Agent and such representatives may require to all properties owned by or over which the Borrower has control. The Agent and the Agent's representatives shall have the right, and the Borrower will permit the Agent and such representatives from time to time as the Agent and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Agent.

              (b) The Borrower hereby authorizes the Agent and the Agent's representatives to:

                   (i) Except to the extent prohibited by the Borrower's contractual obligations, inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent and the Agent's representatives with respect thereto.

                   (ii) Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral.

        5-3.  Notice to Agent.

              (a) The Borrower shall provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

                   (i)    Any change in the Borrower's officers.

                   (ii) The completion of any physical count of the Borrower's Inventory (together with a copy of the results thereof certified by the Borrower's chief financial officer).

                   (iii) Any ceasing of the Borrower's making of payment, in the ordinary course, to any of its creditors, on account of obligations aggregating in excess of $180,000.00 (including the ceasing of the making of such payments on account of a dispute with the subject creditor).

                   (iv) Any failure by the Borrower to pay rent at any of the Borrower's locations which rent in the aggregate exceeds $180,000.00, which failure continues for more than Ten (10) days following the day on which such rent first came due.

                   (v) Any material change in the business, operations, or financial affairs of the Borrower.

                   (vi) The Borrower's obtaining knowledge of any fact which has, or in the foreseeable future, is likely to have, a material adverse effect on the financial condition of the Borrower or any Guarantor.

                   (vii)   The occurrence of any Suspension Event.

                   (viii) Any intention on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5-1(d)).

                   (ix) Any litigation which, if determined adversely to the Borrower, is likely to have a material adverse effect on the financial condition of the Borrower.

              (b)  The Borrower shall:

                   (i) Provide the Agent, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders).

                   (ii)  Provide the Agent:

                         (A) When filed, copies of all filings with the SEC.

                         (B) When received, copies of all correspondence from
                  the SEC, asserting that the Borrower is in violation of any Requirement of Law.

                   (iii) Add the Agent as an addressee on all mailing lists maintained by or for the Borrower.

                   (iv) At the request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

                   (v) Provide the Agent, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

        5-4.  Borrowing Base Certificate.

    The Borrower shall provide the Agent by 5:00 PM, daily, (unless no Revolving Credit Loans are outstanding, in which event weekly, by the close of business on Monday of each week) with a Borrowing Base Certificate (in the form of EXHIBIT 5-4 annexed hereto, as such form may be revised from time to time by the Agent). Such Certificate may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission. It is understood that in furnishing the Borrowing Base Certificate to the Agent, the Borrower will update Inventory values on a weekly basis (at a minimum).

        5-5.  Weekly Reports.

     If any Revolving Credit Loans are outstanding, or if the Stated Amount of outstanding L/Cs exceed $3,000,000.00, weekly, on Wednesday of each week (as of the then immediately preceding Saturday), the Borrower shall provide the Agent with a sales audit report (in such form as may be reasonably specified from time to time by the Agent). Such report may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

        5-6.  Monthly Reports.

              (a) Monthly, the Borrower shall provide the Agent with the following (each in such form as the Agent from time to time may specify):

                   (i) Within Fifteen (15) days of the end of the previous month:

                        (A) A "Stock Ledger Inventory Report" by department for each division and a Certificate by department for each division (signed on behalf of the Borrower by the Borrower's President or Chief Financial Officer) concerning the Borrower's Inventory.

                        (B)  An aging of the Borrower's Inventory.

                   (ii) Within Thirty (30) days of the end of the previous month:

                        (A) Reconciliations of the above described Report and inventory Certificate (Section 5-6(a)(i)(A)) to Availability and to the general ledger as of the end of the subject month.

                        (B)  A gross margin reconciliation.

                        (C) A schedule of purchases from the Borrower's ten largest vendors (in terms of year to date purchases), which schedule shall be in such form as may be satisfactory to the Agent and shall include year to date cumulative purchases and an aging of payables to each such vendor.

                        (D)  An aging of the Borrower's accounts payable.

                        (E)  A store activity report.

                        (F)  An internally prepared consolidated and
              consolidating financial statement of the Obligors' financial condition the results of its operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), cash flow and comparison of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan.

                        (G) The following portions of the Borrower's monthly financial closing package:

                             (i)   Executive Summary/Press releases.

                             (ii) Monthly and year to date sales reporting package.

                             (iii) A comparison of actual sales to the prior
                   year's sales and to the Borrower's projections for the subject month and for the year to date.

                             (iv) A Gross Margin analysis by segment for the subject month and fiscal quarter to date.

                             (v)   An Inventory Reconciliation of the
                   Borrower's retail stock ledger to the Borrower's general ledger.

                             (vi)  A Shrink analysis and accruals by division.

              (b)  For purposes of Section 5-6(a)(i), above, the first
"previous month" in respect of which the items required by that Section shall be provided shall be the fiscal month ended April, 1998 and for purposes of
Section 5-6(a)(ii), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be the fiscal month ended April, 1998.

        5-7.  Quarterly Reports.

     Quarterly, within Fifty (50) days following the end of each of the Borrower's fiscal quarters (except for the last fiscal quarter of each fiscal year), the Borrower shall provide the Agent with an original counterpart of a management prepared consolidated and consolidating financial statement of the Borrower and its Subsidiaries for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan,
(ii) the Borrower's Form 10-Q report filed with the SEC.

        5-8.  Annual Reports.

              (a) Annually, within ninety-five (95) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Agent with (i) an original signed counterpart of the Borrower's annual consolidated financial statement, which statement shall bear the unqualified opinion of, the Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows, (ii) the Borrower's Form 10-K report filed with the SEC, and (iii) the annual financial statement prepared in accordance with Section 5-8(a)(i) with respect to the Joint Venture.

              (b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrower's fiscal years or the date on which such accountants commence their work on the audit of the Borrower's annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Agent) that:

                   (i) Such annual financial statement will be delivered by the Borrower to the Agent (for subsequent distribution to each Lender).

                   (ii) It is the intention of the Borrower, in its engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5.

                   (iii) The Agent (and each Lender) will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

              (c) Each annual statement shall be accompanied by such accountant's certificate indicating that, in the preparation of such annual statement, such accountants did not conclude that any Suspension Event had occurred during the subject fiscal year as a result of the Borrower's breach of the financial performance covenants set forth on EXHIBIT 5-13(a) (a) hereto
(or if one or more had occurred, the facts and circumstances thereof).

        5-9.  Applicable to Monthly, Quarterly and Annual Reports.

All financial reports furnished by the Borrower under Sections 5-6, 5-7, and 5-8 hereof shall be prepared on the following basis:

              (a) The Borrower and its Subsidiaries on a consolidated basis; and

              (b) The Borrower and its Subsidiaries (exclusive of the Joint Venture) on a consolidated basis; and

              (c) The Joint Venture only (without consolidation with the Borrower and its other Subsidiaries).

        5-10. Officers' Certificates.

     The Borrower shall cause the Borrower's President and Chief Financial Officer respectively to provide such Person's Certificate on behalf of the Borrower with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

              (a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Obligors and the Joint Venture at the close of, and the results of their respective operations and cash flows for, the period(s) covered, subject, however to the following:

                   (i) usual year end adjustments and footnotes (this exception shall not be included in the Certificate which accompanies such annual statement).

                   (ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5-13.

              (b) Indicate either that during the relevant period (i) no Suspension Event has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

              (c) Include calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5-13 hereof.

        5-11. Inventories, Appraisals, and Audits.

              (a) The Agent and each Lender, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.

              (b) Upon the Agent's request from time to time, the Borrower shall obtain (in all events, at the Borrower's expense) physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as may be required by the Agent, each of which physical counts and/or inventories shall be observed by the Borrower's accountants. The Agent contemplates requiring the Borrower to conduct one such count and/or inventory for each of the Borrower's locations during each Twelve (12) month period during which this Agreement is in effect. The Borrower shall promptly furnish the Agent with copies of the results and adjusting entries for each such count or inventory. In the Agent's discretion, after the occurrence of an Event of Default, the Agent may undertake or cause the Borrower to undertake additional such counts or inventories during any such period.

              (c) Upon the Agent's request from time to time, the Borrower shall permit the Agent to obtain appraisals (in all events, at the Borrower's expense) conducted by such appraisers as are satisfactory to the Agent.

              (d) The Agent contemplates conducting up to Four (4) commercial finance audits (in each event, at the Borrower's expense) of the Borrower's books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period.

              (e) The Agent from time to time (in all events, at the Borrower's expense) may undertake "mystery shopping" (so-called) visits to all or any of the Borrower's business premises. The Agent shall provide the Borrower with a copy of any non-company confidential results of such mystery shopping.

              (f) The maximum aggregate cost for the following which the Agent conducts or causes to be conducted in any Twelve (12) month period for which the Borrower shall reimburse the Agent shall not exceed the aggregate of following, it being understood, however, that (x) the maxima are subject to Borrower's having made available, as appropriate, upon reasonable prior notice and during normal business hours, its facilities, financial information, and personnel to facilitate completion in the ordinary course of the following and
(y) no Event of Default having occurred and continuing (and that if either (x) or (y) is not fulfilled, there shall not be any such limitation on the aggregate of such costs):

                   (i)   Appraisals pursuant to Section 5-11(c): $50,000.00.

                   (ii)  Commercial finance audits pursuant to Section 5-11(d):
         $20,000.00, plus travel expenses.

                   (iii) Mystery Shopping pursuant to Section 5-11(e):
         $1,000.00

        5-12. Additional Financial Information.

              (a) In addition to all other information required to be provided pursuant to this Article , the Borrower promptly shall provide the Agent, with such other and additional information concerning the Obligors, the Joint Venture, the Collateral, the operation of the Obligors' and the Joint Venture's business, and the Obligors' and the Joint Venture's financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time reasonably request from the Borrower.

              (b) The Borrower may provide the Agent, from time to time hereafter, with updated projections of the Obligors' anticipated performance and operating results.

              (c) In all events, the Borrower, no sooner than Ninety (90) nor later than Sixty (60) days prior to the end of each of the Borrower's fiscal years, shall furnish the Agent with an updated and extended projection for the Obligors which shall go out at least through the end of the next fiscal year.

              (d) The Obligors recognize that all appraisals, inventories, analysis, financial information, and other materials which the Agent or any Lender may obtain, develop, or receive with respect to the Obligors or the Joint Venture is confidential to the Agent and the Lenders and that, except as otherwise provided herein, the Obligors are not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

        5-13. Financial Performance Covenants.

     The Borrower shall observe and comply with those financial performance covenants set forth on EXHIBIT 5-13(a), annexed hereto. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made. The Agent may determine the Borrower's compliance with such covenants based upon financial reports and statements provided by the Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Agent. If the Agent determines, based upon information developed by the Agent, that an Event of Default exists as a result of the Borrower's failure to comply with such covenants, the Agent shall furnish such information which the Agent has developed to the Borrower upon the Borrower's request therefor.

        ARTICLE 6 - USE AND COLLECTION OF COLLATERAL.

        6-1.  Use of Inventory Collateral.

              (a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower's business in the ordinary course and shall not engage in sales or other dispositions to creditors; sales or other dispositions in bulk; and any use of any of the Inventory in breach of any provision of this Agreement.

              (b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Agent.

        6-2.  Inventory Quality.

     All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances), other than Inventory owned or acquired for the Levi's Outlet By Designs Stores, which in the ordinary course sells manufacturer's overruns, discontinued lines, and irregulars purchased directly from Levi Strauss & Company or purchased for Boston Traders and Buffalo outlet stores.

        6-3.  Adjustments and Allowances.

     The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this Section may be limited or terminated by the Lender at any time in the Agent's discretion.

        6-4.  Validity of Accounts.

              (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.

              (b) The Borrower has no knowledge of any impairment of the validity or collectibility of any of the Accounts and shall notify the Agent of any such fact immediately after Borrower becomes aware of any such impairment.

              (c) The Borrower shall not post any bond to secure the Borrower's performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Agent ) in the event of the Borrower's failure so to perform.

        6-5.  Notification to Account Debtors.

     The Agent shall have the right at any time after the occurrence, and during the continuance, of an Event of Default to notify any of the Borrower's Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

        ARTICLE 7 - CASH MANAGEMENT. PAYMENT OF LIABILITIES.

        7-1.  Depository Accounts.

              (a) Annexed hereto as EXHIBIT 7-1 is a Schedule of all present DDA's, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

              (b) The Borrower shall deliver to the Agent, as a condition to the effectiveness of this Agreement a notification, executed on behalf of the Obligors, to each depository institution (other than BankBoston, N.A.) with which any DDA is maintained, in form satisfactory to the Agent, of the Agent's interest in such DDA.

              (c) The Obligors will not establish any DDA hereafter, unless the Borrower shall have furnished at least ten (10) days prior written notice to the Agent and unless the Borrower shall deliver to the Agent a notification to the depository institution with which such DDA is to be maintained, in form satisfactory to the Agent, of the Agent's interest in such DDA.

        7-2.  Credit Card Receipts.

              (a) Annexed hereto as EXHIBIT 7-2, is a Schedule which describes all arrangements to which any Obligor is a party with respect to the payment to such Obligor of the proceeds of all credit card charges for sales by the Obligors.

              (b) The Borrower shall deliver to the Agent, as a condition to the effectiveness of the Agreement, notification, executed on behalf of the Obligors, to each of the Obligors' credit card clearinghouses and processors of notice (in form satisfactory to the Agent), which notice provides that payment of all credit card charges submitted by the Obligors to that clearinghouse or other processor and any other amount payable to the Obligors by such clearinghouse or other processor shall be directed to the Concentration Account or as may be otherwise directed by the Agent. The Obligors shall not change such direction or designation except upon and with the prior written consent of the Agent.

        7-3.  The Concentration and the Funding Accounts.

              (a) The following checking accounts have been or will be established (and are so referred to herein):

                   (i) The Concentration Account: Established by the Agent with BankBoston, N.A.

                   (ii) The Funding Account: Established by the Borrower with BankBoston, N.A. (Account No. 4701682 and Account No. 80-048-046).

              (b) The contents of each DDA (other than the Funding Account) constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Agent's property.

              (c) The Borrower shall pay all fees and charges of, and maintain such balances as may be required by the Lender or by any bank in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

        7-4.  Proceeds and Collection of Accounts.

              (a) All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Obligors for the Agent; and shall be deposited and/or transferred only to the Concentration Account.

              (b) The Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of the then contents of each DDA (other than the Funding Account), each such transfer to be net of any minimum balance, not to exceed $750.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained).

              (c)  In the event that, notwithstanding the provisions of this
Section 7-4, any Obligor receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by such Obligor for the Agent and shall not be commingled with any of the Obligors' other funds or deposited in any account of the Obligors other than as instructed by the Agent.

        7-5.  Payment of Liabilities.

              (a) On each Business Day, the Agent shall apply, towards the Liabilities, the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained), provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made One (1) Business Day after such transfer, and further provided that until the occurrence, and during the continuance, of an Event of Default, unless the Borrower otherwise instructs the Agent, the balance of the Concentration Account shall not be applied to any LIBOR Loans until the end of the applicable Interest Period therefor.

              (b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:

                   (i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00 PM on that Business Day.

                   (ii) Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00 PM on that Business Day.

                   (iii) If notice of a deposit to the Concentration Account (Section 7-5(b)(i)) or payment (Section 7-5(b)(ii)) is not available to the Agent until after 2:00 PM on a Business Day, unless caused by the Agent's bank's error, such deposit or payment shall be deemed to have been made at 9:00 AM on the next Business Day.

                   (iv) All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

              (c) The Agent shall transfer to the Funding Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7-5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that both (i) an Event of Default has occurred and is continuing, and (ii) one or more L/C's are then outstanding, the Agent may establish a funded reserve of up to 103% of the aggregate Stated Amounts of such L/C's.

        7-6.  The Funding Account.

     Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements made by the Borrower solely from, the Funding Account.

        ARTICLE 8 - GRANT OF SECURITY INTEREST.

     To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrower hereby grants to the Agent, for the ratable benefit of the Lenders and their respective Affiliates, a continuing security interest in and to, and assigns to the Agent, for the ratable benefit of the Lenders and their respective Affiliates, the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the "Collateral"):

              (a)  All Accounts and accounts receivable.

              (b)  All Inventory.

              (c)  All General Intangibles.

              (d)  All Equipment.

              (e)  All Goods.

              (f)  All Fixtures.

              (g)  All Chattel Paper.

              (h) All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

              (i) All Investment Property (including, without limitation, stock in the Guarantors but excluding the stock in the Borrower's other Subsidiaries and the Joint Venture), Instruments, Documents, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.

              (j) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing.
                   (8-1(a) through 8-1(i)) or otherwise.

              (k) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (8-1(a) through 8-1(i)), including the right of stoppage in transit.

              (l)  All Leasehold Interests.

     Notwithstanding anything in this Agreement to the contrary, with respect to each item of Collateral constituting equipment subject to a Capital Lease, or constituting an agreement, license, permit or other instrument of the Borrower, such item shall be subject to the security interest created hereby only to the extent that the granting of such security interest, under the terms of such Capital Lease, agreement, license, permit or other instrument, or as provided by law, does not cause any default under or termination of such Capital Lease, agreement, license, permit or other instrument or the loss of any material right of the Borrower thereunder; provided, however, that in no event shall the foregoing be construed to exclude from the security interest created by this agreement, proceeds or products of any such Capital Lease, agreement, license, permit or other instrument of the Borrower or any accounts receivable or the right to payments due or to become due the Borrower under any such agreement or other instrument.

        8-2.  Extent and Duration of Security Interest.

     The grant of a security interest herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Agent.

        ARTICLE 9 - AGENT AS BORROWER'S ATTORNEY-IN-FACT.

        9-1.  Appointment as Attorney-In-Fact.

     The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower's true and lawful attorney, with full power of substitution, exercisable after the occurrence, and during the continuance, of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Agent. The rights and powers granted the Agent by such appointment include but are not limited to the right and power to:

              (a) Prosecute, defend, compromise, or release any action relating to the Collateral.

              (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Agent shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

              (c) Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

              (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

              (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

              (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

              (g) Use, license or transfer any or all General Intangibles of the Borrower.

        9-2.  No Obligation to Act.

     The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

        ARTICLE 10 - EVENTS OF DEFAULT.

     The occurrence of any event described in this Article respectively shall constitute an "Event of Default" herein. Upon the occurrence of any Event of Default described in Section , any and all Liabilities shall become due and payable without any further act on the part of the Agent or any Lender. Upon the occurrence of any other Event of Default, any and all Liabilities shall become immediately due and payable, at the option of the Agent and without notice or demand. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent or any Lender and the Borrower and instruments and papers given the Agent or any Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

        10-1. Failure to Pay Revolving Credit Fees.

     The failure by the Borrower to pay when due any principal or interest hereunder, or fees payable under Sections 2-10, 2-11, 2-12, or 2-16 of this Agreement.

        10-2. Failure to Make Other Payments.

     The failure by the Borrower to pay within Five (5) Business Days after the date when due (or upon demand, if payable on demand) any payment Liability other than those set forth in Section 10-1 hereof.

        10-3. Failure to Perform Covenant or Liability (No Grace Period).

     The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section or Section hereof, and included in any of the following provisions hereof:

               Section             Relates to:
               ___________________________________________
               4-5                 Location of Collateral
               4-6                 Title to Assets
               4-7                 Indebtedness
               4-8(b)              Insurance Policies
               4-13                Pay taxes
               4-25                Affiliate Transactions
               4-26                Additional Assurances
               5-13                Financial Covenants
               6-1                 Use of Collateral
               Article 7           Cash Management

        10-4.  Financial Reporting Requirements.

     The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with the financial reporting requirements included in Article , subject, however, to the following limited number of grace periods applicable to certain of those requirements:

------------------- ------------- -------------------- ------------------------
REPORT/STATEMENT    REQUIRED BY   GRACE PERIOD         NUMBER OF GRACE PERIODS
                     SECTION
------------------- ------------- -------------------- ------------------------
Borrowing Base      5-4           One Business Day     Three per fiscal Quarter
Certificates
------------------- ------------- -------------------- ------------------------
Weekly Report       5-5           Two Business Days    Six in any 12 months
------------------- ------------- -------------------- ------------------------
Monthly Report      5-6(a)(i)     Three Business Days  Three in any 12 months
(15 Days)
------------------- ------------- -------------------- ------------------------
Monthly Reports     5-6(a)(ii)    Three Business Days  Three in any 12 months
(30 Days)
-------------------- ------------- -------------------- -----------------------

        10-5. Failure to Perform Covenant or Liability (Grace Period).

     The failure by the Borrower, upon Thirty (30) days written notice by the Agent, to cure the Borrower's failure to promptly, punctually and faithfully perform, discharge, or comply with any covenant or Liability not described in any of Sections 10-1, 10-2, 10-3 or 10-4 hereof.

        10-6. Misrepresentation.

     The determination by the Agent that any representation or warranty at any time made by the Borrower to the Agent or any Lender, was not true or complete in all material respects when given.

        10-7.  Acceleration of Other Debt.  Breach of Lease.

     The occurrence of any event such that any Indebtedness of the Borrower to any creditor in excess of $500,000.00 other than the Agent or any Lender could be accelerated or, without the consent of the Borrower, Leases with aggregate monthly rents of at least $180,000.00 could be terminated prior to the stated termination date thereof (whether or not the subject creditor or lessor takes any action on account of such occurrence).

        10-8. Default Under Other Agreements.

     The occurrence of any breach or default under any agreement between the Agent or any Lender and the Borrower or instrument or paper given the Agent or any Lender by the Borrower not constituting a Loan Document, whether such agreement, instrument, or paper now exists or hereafter arises, with respect to Indebtedness in excess of $500,000.00 (notwithstanding that the Agent or the subject Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

        10-9. Uninsured Casualty Loss.

     The occurrence of any uninsured loss, theft, damage, or destruction of or to any substantial portion of the Collateral.

       10-10. Judgment.  Restraint of Business.

              (a) The attachment by trustee or other process, of any of the Borrower's funds on deposit with, or assets of the Borrower in the possession of, the Agent or any Lender or such Participant.

              (b) The entry of any judgment against the Borrower in excess of $500,000.00, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

              (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

       10-11. Business Failure.

     Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower's business or operations.

       10-12. Bankruptcy.

     The failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within ninety (90) days of when filed.

       10-13. Indictment - Forfeiture.

     The indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

       10-14. Default by Guarantor or Related Entity.

     The occurrence of any of the foregoing Events of Default with respect to any Guarantor of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any parent (if the Borrower is a corporation), subsidiary, or Related Entity, as if such Guarantor, parent, or Related Entity were the "Borrower" described therein.

       10-15. Termination of Guaranty.

     The termination or attempted termination of any guaranty by any Guarantor of the Liabilities.

       10-16. Challenge to Loan Documents.

              (a) Any challenge by or on behalf of the Borrower or any Guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document in accordance with the subject Loan Document's material terms or which seeks to void, avoid, limit, or otherwise materially adversely affect the security interest created by or in the Loan Documents or any payment made pursuant thereto.

              (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable in accordance with the subject Loan Document's material terms or which voids, avoids, limits, or otherwise materially adversely affects the security interest created by the Loan Documents or any payment made pursuant thereto.

       10-17. Lease Default.

     The occurrence of any default, after any applicable grace or cure period, pursuant to that certain Master Lease Agreement (i) of the Borrower with Winthrop Resources Corporation and all Schedules thereto, or (ii) of the Joint Venture with Winthrop Resources Corporation and all Schedules thereto, as each may be amended and in effect from time to time.

       10-18. Change in Control.  Any Change in Control.

       10-19. Termination or Non-renewal of Joint Venture or License Agreement.

     Unless the Agent shall have consented thereto,

              (a) the termination of, or the receipt by the Borrower of notice of termination of, the Joint Venture or the Trademark License Agreement with Levi Strauss & Co. dated November 15, 1996, for whatever reason, with or without cause; or

              (b) The failure of the Borrower to have obtained an extension or renewal of the Joint Venture or the Trademark License Agreement, described above, on substantially the same terms as are presently in effect, at least 120 days prior to the expiration of the term thereof.

        ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT.

     In addition to all of the rights, remedies, powers, privileges, and discretions which the Agent is provided prior to the occurrence of an Event of Default, the Agent shall have the following rights and remedies upon the occurrence of any Event of Default and at any time thereafter. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Agent's exercise of any of such rights and remedies.

        11-1. Rights of Enforcement.

     The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

              (a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

              (b)  To take possession of all or any portion of the Collateral.

              (c) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

              (d) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

              (e) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

              (f) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

        11-2. Sale of Collateral.

              (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.

              (b) The Agent, in the exercise of the Agent's rights and remedies upon default, may conduct one or more going out of business sales, in the Agent's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

              (c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower with such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least seven (7) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and remedies upon default.

              (d) The Agent and any Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

              (e) The Agent shall apply the proceeds of any exercise of the Agent's Rights and Remedies under this Article towards the Liabilities in such manner, and with such frequency, as the Agent determines.

        11-3. Occupation of Business Location.

     In connection with the Agent's exercise of the Agent's rights under this Article , the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Agent be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article , nor for any charge (such as wages for the Borrower's employees and utilities) incurred in connection with the Agent's exercise of the Agent's Rights and Remedies.

        11-4. Grant of Nonexclusive License.

     Except to the extent prohibited by the Borrower's contractual obligations, the Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

        11-5. Assembly of Collateral.

     The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrower.

        11-6. Rights and Remedies.

     The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the " Agent's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies. No waiver by the Agent of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Agent's Rights and Remedies and all of the Agent's rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Agent at such time or times and in such order of preference as the Agent in its sole discretion may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

        ARTICLE 12 - NOTICES.

        12-1. Notice Addresses.

     All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

         If to the Agent:
                                   BankBoston Retail Finance Inc.
                                   40 Broad Street
                                   Boston, Massachusetts 02109
                                   Attention        :  Mr. Michael Pizette
                                                       Director
                                   Fax              :  617 434-4339

         With a copy to:
                                   Riemer & Braunstein
                                   Three Center Plaza
                                   Boston, Massachusetts  02108
                                   Attention        :  David S. Berman, Esquire
                                   Fax              :  617 723-6831

         If to the Borrower:
                                   Designs, Inc.
                                   66 B Street
                                   Needham, Massachusetts 02194
                                   Attention        :  Carolyn R. Faulkner,
                                                       Chief Financial Officer
                                   Fax              :  (781) 444-8999

         With a copy to:
                                   Foley, Hoag & Eliot, LLP
                                   One Post Office Square
                                   Boston, Massachusetts 02109
                                   Attention        : Peter Rosenblum, Esquire
                                   Fax:             : (617) 832-7000

        12-2. Notice Given.

              (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

                   (i)   By mail: the sooner of when actually received or Three
         (3) days following deposit in the United States mail, postage prepaid.

                   (ii) By recognized overnight express delivery: the Business Day following the day when sent.

                   (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the next Business Day.

                   (iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one
         (1) hour after being sent. Otherwise, at the opening of the next Business Day.

              (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

        ARTICLE 13 - TERM.

        13-1. Termination of Revolving Credit.

     The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2-4(i) hereof) until the Termination Date.

        13-2. Effect of Termination.

     Upon the termination of the Revolving Credit, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account; any accrued and unpaid Line Fee; and all unreimbursed costs and expenses of the Agent and of each Lender for which the Borrower is responsible; and shall make such arrangements concerning any L/C's then outstanding are reasonably satisfactory to the Agent . Until such payment, all provisions of this Agreement, other than those contained in Article which place an obligation on the Agent and any Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full. The release by the Agent of the security and other collateral interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may require.

        ARTICLE  14 -  GENERAL.

        14-1. Protection of Collateral.

     The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent may include reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.

        14-2. Successors and Assigns.

     This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of the Agent and each Lender and the respective successors and assigns of each provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Agent or any Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

        14-3. Severability.

     Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

        14-4. Amendments.  Course of Dealing.

              (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Agent and each Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or any Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent in the manner by which Availability is determined shall obligate the Agent to continue to determine Availability in that manner.

              (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

        14-5. Power of Attorney.

     In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

        14-6. Application of Proceeds.

     The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion. The Borrower shall remain liable for any deficiency remaining following such application.

        14-6. Costs and Expenses of Agent and Of Lenders.

              (a) The Borrower shall pay on demand all Administrative Costs and all reasonable expenses of the Agent in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Agent in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, and all costs and expenses of the Agent which relate to the credit facility contemplated hereby.

              (b) The Borrower shall pay on demand all costs and expenses (including attorneys' reasonable fees) incurred, following the occurrence of any Event of Default, by each Lender in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as any such costs and expenses in connection with any "workout", forbearance, or restructuring of the credit facility contemplated hereby.

              (c) The Borrower authorizes the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account.

              (d) The undertaking on the part of the Borrower in this Section 14-7 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this
Section 14-7.

        14-8. Copies and Facsimiles.

     This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Agent or any Lender may be reproduced by that Person or by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and that Person may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

        14-9. Massachusetts Law.

     This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

       14-10. Consent to Jurisdiction.

              (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

              (b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein, such service to become effective five
(5) Business Days after such mailing.

              (c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

              (d) Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

              (e) The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

       14-11. Indemnification.

     The Borrower shall indemnify, defend, and hold the Agent and each Lender and any employee, officer, or agent of any of the foregoing (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities with the Agent, the Funding Agent, or any Lender (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Agent and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14-11.

       14-12. Rules of Construction.

     The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

              (a) Words in the singular include the plural and words in the plural include the singular.

              (b) Headings (indicated by being underlined) and the Table of Contents are solely for convenience of reference and do not constitute a part of the instrument in which included and do not affect such instrument's meaning, construction, or effect.

              (c)  The words "includes" and "including" are not limiting.

              (d) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

              (e) Text which is underlined, shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

              (f)  The words "may not" are prohibitive and not permissive.

              (g)  The word "or" is not exclusive.

              (h) Terms which are defined in one section of an instrument are used with such definition throughout the instrument in which so defined.

              (i)  The symbol "$" refers to United States Dollars.

              (j) References to "herein", "hereof", and "within" are to this entire Loan Agreement and not merely to the provision in which such reference is included.

              (k) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

              (l) Except as otherwise specifically provided, all references to time are to Boston time.

              (m) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

                   (i) Unless otherwise provided (l) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

                   (ii)  The word "from" means "from and including".

                   (iii) The words "to" and "until" each mean "to, but excluding".

                   (iv)  The work "through" means "to and including".

              (n) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

              (o) The words "during the continuance of an Event of Default" shall mean the occurrence of an Event of Default which has not been waived by the Agent.

       14-13. Intent.

     It is intended that:

              (a)  This Agreement take effect as a sealed instrument.

              (b) The scope of the security interests created by this Agreement be broadly construed in favor of the Agent.

              (c) The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.

              (d) Unless otherwise explicitly provided herein, the Agent's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2-14 hereof.

       14-14. Right of Set-Off.

     Any and all deposits or other sums at any time credited by or due to the Borrower from the Agent or any Lender or from any Affiliate of the Agent or any Lender and any cash, securities, instruments or other property of the Borrower in the possession of the Agent or any Lender or any such Affiliate, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agent and each Lender and any such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, after the occurrence, and during the continuance, of an Event of Default, whether or not such are then due and whether or not other collateral is then available to the Agent, any Lender or any such Affiliate.

       14-15. Maximum Interest Rate.

     Regardless of any provision of any Loan Document, none of the Agent or any Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

       14-16. Waivers.

              (a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14-16(b), below, knowingly, voluntarily, and intentionally, and understands that the Agent and each Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

              (b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

                   (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

                   (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's exercising of the Agent's rights upon default.

                   (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY LENDER OR IN WHICH THE AGENT OR ANY LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT OR ANY LENDER (AND THE AGENT AND EACH LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH
         CASE OR CONTROVERSY).

                   (iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

                   (v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or any Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

                   (vi) Any claim to consequential, special, or punitive damages.

       14-17. Confidentiality.

     The Agent and each of the Lenders agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, Affiliates, advisors or counsel, each of whom shall be directed to observe this confidentiality obligation) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document and which is designated by the Borrower in writing as confidential, provided, however, that the Agent may disclose any such information (i) as has become generally available to the public, (ii) as may be required in any report, statement or testimony submitted to any municipal, state, or federal regulatory body having or claiming to have jurisdiction over the Agent or any Lender, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to the Agent or any Lender, (v) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of this Agreement, the Liabilities, or any interest therein by the Agent, provided, however, that such prospective transferee or participant executes a confidentiality agreement with the Agent for the benefit of the Borrower and its Subsidiaries containing similar provisions to those set forth in this Section , and (vi) as may be reasonably required in connection with the Agent's enforcement of this Agreement or the other Loan Documents against the Borrower and/or its Subsidiaries.

       14-18. Amendment and Restatement.

     This Agreement amends and restates the December 10, 1997 Credit Agreement between BankBoston, N.A. and the Borrower (which has been assigned by BankBoston, N.A. to the Agent) in its entirety. All of the other documents executed in connection with the existing Credit Agreement (other than the Promissory Note dated December 10, 1997) remain in full force and effect, provided that In the event of any inconsistency between the terms thereof and the terms of the Loan Documents, the Loan Documents shall control.

                                        DESIGNS, INC.
                                         ("Borrower")

                                        By: /s/ Joel H.Reichman
                                            ____________________
                                Print Name:  Joel H. Reichman
                                     Title:  President




                                        BANKBOSTON RETAIL FINANCE INC.
                                         ("Agent")

                                        By: /s/ Michael L. Pizette
                                            _______________________
                                Print Name:  Michael L. Pizette
                                     Title:  Director



               The "Lenders"


                                        BANKBOSTON RETAIL FINANCE INC.
                                         ("Agent")

                                        By: /s/ Michael L. Pizette
                                            _______________________
                                Print Name:  Michael L. Pizette
                                     Title:  Director